AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                    WESTSTAR FINANCIAL SERVICES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           NORTH CAROLINA                               6712                       56- (APPLIED FOR)
   (STATE OR OTHER JURISDICTION                  (PRIMARY STANDARD                 (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     INDUSTRIAL CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                               79 WOODFIN PLACE
                     ASHEVILLE, NORTH CAROLINA 28801-2426
                                (828) 252-1735
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              G. GORDON GREENWOOD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             THE BANK OF ASHEVILLE
                               79 WOODFIN PLACE
                      ASHEVILLE, NORTH CAROLINA 28801-2426
                                (828) 252-1735
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)
                                ---------------
                                WITH COPIES TO:
                           ANTHONY GAETA, JR., ESQ.
                              ERIK GERHARD, ESQ.
                            ANTHONY GAETA, JR., P.A.
                             808 SALEM WOODS DRIVE
                                   SUITE 201
                         RALEIGH, NORTH CAROLINA 27615
                                 (919) 845-2558
                                ---------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: The date of mailing of the enclosed Prospectus/Proxy Statement to the shareholders of The Bank of Asheville.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    PROPOSED         PROPOSED
                                      AMOUNT         MAXIMUM          MAXIMUM
      TITLE OF EACH CLASS OF           TO BE     OFFERING PRICE      AGGREGATE        AMOUNT OF
    SECURITIES TO BE REGISTERED     REGISTERED      PER SHARE     OFFERING PRICE   REGISTRATION FEE
Common Stock $1.00 Par Value .....   633,298          $   *            $   *          $ 1,170.33

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
* As provided in the Agreement and Plan of Reorganization and Share Exchange, each outstanding share of common stock of The Bank of Asheville will be converted into and exchanged for one share of the common stock of the Registrant. In accordance with Rule 457(f)(1), the registration fee for the common stock is based upon the last sales price of The Bank of Asheville
  Stock on January 31, 2000.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             THE BANK OF ASHEVILLE
                               79 Woodfin Place
                      Asheville, North Carolina 28801-2426


                 --------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 18, 2000
                 --------------------------------------------
     The Bank of Asheville will hold its annual meeting of shareholders at the Renaissance Asheville Hotel, One Thomas Wolfe Plaza, Asheville, North Carolina, at 3:00 p.m. local time on April 18, 2000, to vote on the following proposals:


     1. To approve the Agreement and Plan of Reorganization and Share Exchange, dated as of February 9, 2000, between The Bank of Asheville and Weststar Financial Services Corporation ("Weststar"), and the transactions contemplated by the Agreement, including the holding company reorganization of The Bank of Asheville by which its shareholders will exchange their shares of The Bank of Asheville common stock for shares of the common stock of Weststar, on a one-for-one basis.


     2. To elect ten members of the Board of Directors for terms of one, two, and three years as indicated.


     3. To ratify the appointment of Deloitte & Touche LLP as The Bank of Asheville's independent accountants for 2000.


     4. Any other matters that properly come before the annual meeting, or any adjournments or postponements of the annual meeting.


     Record holders of The Bank of Asheville Common Stock at the close of business on February 15, 2000, will receive notice of and may vote at the annual meeting, including any adjournments or postponements. The Agreement for the holding company reorganization requires approval by a majority of the shares of The Bank of Asheville Common Stock outstanding on February 15, 2000. Holders of The Bank of Asheville Common Stock may exercise dissenters' rights under Article 13 of the North Carolina Business Corporation Act. We have attached a copy of that law as an appendix to the accompanying Proxy Statement-Prospectus.


     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MATTERS THAT YOU WILL VOTE ON AT THE ANNUAL MEETING.



                                          By Order of the Board of Directors




                                          RANDALL C. HALL, SECRETARY



Asheville, North Carolina
                  , 2000

                              TABLE OF CONTENTS



SUMMARY ..................................................................................     1
GENERAL INFORMATION ......................................................................     4
PROPOSAL 1: REORGANIZATION OF THE BANK OF ASHEVILLE INTO A HOLDING
  COMPANY ................................................................................     5
DESCRIPTION OF THE HOLDING COMPANY AGREEMENT .............................................     6
DISSENTERS' RIGHTS .......................................................................     9
DESCRIPTION OF WESTSTAR'S CAPITAL STOCK ..................................................    13
COMPARISON OF THE RIGHTS OF SHAREHOLDERS .................................................    15
PRO FORMA CONSOLIDATED CAPITALIZATION ....................................................    19
INFORMATION ABOUT BANK OF ASHEVILLE AND WESTSTAR .........................................    19
MANAGEMENT AND CERTAIN TRANSACTIONS ......................................................    22
PROPOSAL 2: ELECTION OF DIRECTORS ........................................................    22
PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS ...............................    27
OTHER MATTERS ............................................................................    28
PROPOSALS FOR 2001 MEETING ...............................................................    28
ADDITIONAL INFORMATION ...................................................................    28
REGULATION AND SUPERVISION ...............................................................    29
LEGAL MATTERS ............................................................................    33
EXPERTS ..................................................................................    33
FORWARD LOOKING STATEMENTS ...............................................................    33
WHERE YOU CAN GET MORE INFORMATION .......................................................    34
INFORMATION INCORPORATED BY REFERENCE ....................................................    34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF BANK OF ASHEVILLE ................................    36
INDEPENDENT AUDITORS REPORT ..............................................................    F-1
FINANCIAL STATEMENTS .....................................................................    F-2
Appendix I: Agreement and Plan of Reorganization and Share Exchange
Appendix II: Article 13 of North Carolina Business Corporation Act regarding Dissenters'
  Rights

                                    SUMMARY


     THIS SUMMARY HIGHLIGHTS THE MATERIAL TERMS OF THIS PROXY STATEMENT-PROSPECTUS. TO UNDERSTAND THE BANK OF ASHEVILLE HOLDING COMPANY REORGANIZATION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THIS TRANSACTION, YOU SHOULD READ THIS ENTIRE DOCUMENT, AND THE DOCUMENTS WE REFER YOU TO, CAREFULLY. SEE "WHERE YOU CAN GET MORE INFORMATION." (PAGE 34)


THE BANK OF ASHEVILLE WILL REORGANIZE INTO A HOLDING COMPANY STRUCTURE (PAGE 6)



     Under a holding company reorganization agreement between The Bank of Asheville ("Bank of Asheville") and Weststar Financial Services Corporation ("Weststar"), all of the outstanding shares of Bank of Asheville stock will be automatically converted into the right to receive shares of Weststar stock in a one-for-one exchange. As a result, Bank of Asheville will be owned by Weststar and Bank of Asheville will continue its current business and operations as a North Carolina bank using its current name. So, for example, if you hold 100 shares of Bank of Asheville common stock, you would receive 100 shares of Weststar common stock in the holding company reorganization. The total cost of
forming the holding company is estimated to be $      . The cost will be borne
by Bank of Asheville.


FEDERAL INCOME TAX CONSEQUENCES (PAGE 9)


     We have structured the transaction so that Bank of Asheville shareholders would not recognize any gain or loss for federal income tax purposes. Lawyers will furnish an opinion that Bank of Asheville shareholders will not recognize any gain or loss for federal income tax purposes as a result of the holding company reorganization. These opinions are not binding on the Internal Revenue Service.


     SINCE TAX MATTERS CAN BE COMPLICATED, AND TAX RESULTS MAY VARY AMONG SHAREHOLDERS, WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE TRANSACTION WILL AFFECT YOU.


BOARD RECOMMENDS SHAREHOLDER APPROVAL (PAGE 6)


     The Board of Directors of Bank of Asheville believes that the holding company reorganization is in the best interests of shareholders and unanimously recommends that the shareholders vote "FOR" its approval. The Board also believes that a holding company structure will open up attractive opportunities to increase growth and diversity in its lines of products, without sacrificing its hometown philosophy and way of doing business.


ANNUAL MEETING (PAGE 4)


     Bank of Asheville will hold its annual meeting of shareholders at 3:00 p.m. local time on April 18, 2000, at the Renaissance Asheville Hotel, One Thomas Wolfe Plaza, Asheville, North Carolina.


THE COMPANIES (PAGE 19)


   THE BANK OF ASHEVILLE
   79 WOODFIN PLACE
   ASHEVILLE, NORTH CAROLINA 28801-2426
   (828) 252-1735


     Bank of Asheville is a state-chartered commercial bank organized under the laws of the State of North Carolina. Bank of Asheville's main office is in Asheville, North Carolina at the address above.

     WESTSTAR FINANCIAL SERVICES CORPORATION
     79 WOODFIN PLACE
     ASHEVILLE, NORTH CAROLINA 28801-2426
     (828) 252-1792


     Weststar is a North Carolina corporation formed to be the owner of all of Bank of Asheville's issued and outstanding shares. If Bank of Asheville shareholders approve the holding company reorganization agreement, then Weststar will own all of the shares of Bank of Asheville and the former Bank of Asheville shareholders will become the owners of all of Weststar's shares.


AGREEMENT GOVERNING THE TRANSACTION IS ATTACHED


     We have attached the holding company reorganization agreement as Appendix I at the back of this Proxy Statement-Prospectus. We encourage you to read this agreement as it is the legal document that governs the transaction.


MAJORITY VOTE REQUIRED TO APPROVE THE TRANSACTION (PAGE 6)


     Approval of the holding company reorganization requires the affirmative vote of the holders of at least a majority of the outstanding shares of Bank of Asheville common stock. A shareholder's failure to vote will have the effect of a vote against approval of the transaction.


     Directors and executive officers of Bank of Asheville own about 7.87% of the shares that may be cast at the meeting, and we expect them to vote in favor of the holding company reorganization.


     Brokers who hold shares as nominees, or in "street name," will not have the authority to vote such shares in the holding company reorganization unless they receive instructions from the shareholder whose account they hold.


     If we receive shareholder approval, we currently expect to complete the holding company reorganization on April 28, 2000 assuming receipt of approvals from all regulatory authorities.


RECORD DATE FOR THE MEETING IS FEBRUARY 15, 2000


     If you owned shares of The Bank of Asheville at the close of business on February 15, 2000, you may vote on the matters to be considered at the meeting.



     On February 15, 2000, there were 633,298 shares of Bank of Asheville common stock outstanding. Each Bank of Asheville shareholder will have one vote at the meeting for each share of stock they owned on such date.


OTHER MATTERS TO BE ACTED ON


     Since this is the annual meeting of shareholders, the shareholders are being asked to also take the following actions at the annual meeting:


   1. Elect ten members of the Board of Directors for terms of one, two or three years as indicated.


   2. Ratify the appointment of the independent public accounting firm of Deloitte & Touche LLP as accountants for Bank of Asheville for 2000.


   3. To act on any other matters that may lawfully be brought before the annual meeting.

DISSENTERS' RIGHTS (PAGE 9)


     Shareholders who vote against or abstain from voting on the holding company reorganization (Proposal 1) and properly exercise their dissenters' rights prior to the annual shareholders' meeting have the right to receive a cash payment for the fair value of their shares of Bank of Asheville common stock. In order to exercise these rights, shareholders must comply with Article 13 of the North Carolina Business Corporation Act, which is attached as Appendix II to this Proxy Statement-Prospectus. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights.


LISTING OF WESTSTAR COMMON STOCK


     It is expected that Weststar's common stock will be traded on the
Over-the-Counter Bulletin Board under the trading symbol "    ".


EXCHANGE OF SHARE CERTIFICATES (PAGE 8)


     Certificates representing shares of Bank of Asheville stock will not automatically represent shares of Weststar stock. Shareholders will need to exchange their Bank of Asheville stock certificates for Weststar stock certificates after the transaction is completed. We will mail you information following the date on which we complete the transactions.

                              GENERAL INFORMATION


THE BANK OF ASHEVILLE ANNUAL MEETING


     GENERAL. This Proxy Statement-Prospectus is being furnished to the shareholders of Bank of Asheville in connection with the solicitation by the Board of Directors of Bank of Asheville of proxies for use at Bank of Asheville's annual meeting of Shareholders. The purposes of Bank of Asheville's annual meeting are to consider and vote on (a) the adoption and approval of the Agreement and Plan of Reorganization and Share Exchange, dated as of February 9, 2000 (the "Holding Company Agreement") pursuant to which Bank of Asheville will become a wholly-owned subsidiary of Weststar; (b) election of ten directors for one, two, and three year terms as indicated; and (c) ratification of the appointment of Deloitte & Touche LLP as Bank of Asheville's independent accountants for 2000.


     The principal executive offices of both Weststar and Bank of Asheville are located at 79 Woodfin Place, Asheville, North Carolina 28801-2426. Their telephone number is (828) 252-1735.


     This Proxy Statement-Prospectus is first being mailed to shareholders on
or about     , 2000.


     RECORD DATE; VOTING RIGHTS. Bank of Asheville Shareholders of record at the close of business on February 15, 2000 (the "Record Date") are entitled to vote at the annual meeting, or at any adjournment or postponement. As of the Record Date, there were 633,298 shares of Bank of Asheville Common Stock outstanding and entitled to vote held of record by approximately 800 persons. Each share of Bank of Asheville Common Stock entitles the holder to one vote on each matter submitted to a vote at the meeting. Pursuant to the Bylaws of Bank of Asheville, a majority of the votes entitled to be cast by holders of Bank of Asheville Common Stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. In accordance with North Carolina law, shareholders will not be permitted to vote cumulatively in the election of directors.


     In the case of Proposal 1 below, the affirmative vote of the holders of a majority of the issued and outstanding shares of Bank of Asheville Common Stock is required by Article 11 of the North Carolina Business Corporation Act (the "NCBCA") to approve the Holding Company Agreement and the reorganization of Bank of Asheville into a holding company, as provided in that agreement. In the case of Proposal 2 below, the ten directors receiving the greatest number of votes shall be elected. In the case of Proposal 3 below, for such a proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the Proposal.


     The executive officers and directors of Bank of Asheville, together with their affiliates, beneficially owned, directly or indirectly, as of December 31, 1999, an aggregate of 49,859 shares of Bank of Asheville Common Stock constituting approximately 7.87% of such shares outstanding and entitled to vote on that date. Of that amount, non-employee directors own 45,639 shares of Bank of Asheville Common Stock or approximately 7.21% of the total, and principal officers of Bank of Asheville own 4,220 of such shares or less than 0.67% of the total.


     G. Gordon Greenwood, currently the sole director and officer of Weststar, owns one share of Weststar Common Stock, or 100% of the total, with nominal value. We expect that Weststar will cancel Mr. Greenwood's share after consummation of the holding company reorganization. The result will be that the same persons who held Bank of Asheville Common Stock before the transaction (except if anyone exercises dissenters' rights) will own Weststar Common Stock after the transaction without any change in the number of their shares.


     SOLICITATION, REVOCATION AND USE OF PROXIES. A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BANK OF ASHEVILLE TO COMPLETE, DATE, SIGN, AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

     Since we need a majority of all outstanding Bank of Asheville shares to vote FOR the Holding Company Agreement, if you neither submit a proxy card nor vote in person at the annual meeting, you will, in effect, have voted AGAINST the Holding Company Agreement and the reorganization of Bank of Asheville into a holding company. In addition, if you abstain, that will also be, in effect, a vote AGAINST the proposal, although your shares would still be counted toward the required quorum for the meeting.


     You may revoke your proxy at any time before it is actually voted at the annual meeting by delivering written notice of revocation to the Secretary of Bank of Asheville, Randall C. Hall, 79 Woodfin Place, Asheville, NC 28801-2426, by submitting a subsequently dated proxy, or by attending the annual meeting and withdrawing the proxy. Each unrevoked proxy card properly executed and received prior to the close of the annual meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted "FOR" each of the Proposals listed in the notice of the meeting.


     The expense of preparing, printing and mailing this Proxy Statement-Prospectus will be paid by Bank of Asheville. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of Bank of Asheville without additional compensation. Bank of Asheville will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of Bank of Asheville Common Stock.


AUTHORIZATION TO VOTE ON ADJOURNMENT AND OTHER MATTERS


     By signing a proxy, Bank of Asheville shareholders will be authorizing the proxyholder to vote in his discretion regarding any procedural motions which may come before the annual meeting. For example, this authority could be used to adjourn the annual meeting if Bank of Asheville believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. However, proxies voted against the proposals will not be used to adjourn the annual meeting. Bank of Asheville does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.



PROPOSAL 1: REORGANIZATION OF THE BANK OF ASHEVILLE INTO A HOLDING COMPANY


     THE FOLLOWING INFORMATION DESCRIBES MATERIAL ASPECTS OF THE PROPOSED REORGANIZATION OF THE BANK OF ASHEVILLE INTO A HOLDING COMPANY NAMED WESTSTAR FINANCIAL SERVICES CORPORATION. THE HOLDING COMPANY AGREEMENT IS ATTACHED AS APPENDIX I.


GENERAL


     Weststar and Bank of Asheville entered into the Holding Company Agreement pursuant to which Weststar will become a bank holding company with Bank of Asheville as its wholly-owned subsidiary (the "Holding Company Reorganization"). A copy of the Holding Company Agreement is attached as Appendix I to this Proxy Statement-Prospectus. Weststar is a newly-formed North Carolina corporation that was organized by Bank of Asheville for the purpose of effecting the Holding Company Reorganization and, therefore, has no operating history. If the Holding Company Reorganization is approved by the holders of Bank of Asheville Common Stock, and subject to the satisfaction of all other conditions set forth in the Holding Company Agreement, including receipt of all required regulatory approvals, all of the outstanding shares of Bank of Asheville Common Stock (other than shares held by shareholders exercising dissenters' rights, if any) will be converted into the right to receive an equal number of shares of Weststar Common Stock in a one-for-one exchange.


     After the effective date of the Holding Company Reorganization, Bank of Asheville will continue its existing business and operations as a wholly-owned subsidiary of Weststar. The consolidated assets, liabilities, shareholders' equity and income of Weststar immediately following the effective date will be the same as those of Bank of Asheville immediately prior to the effective date. The Board of Directors of Weststar is, and upon the Effective Date will continue to be, comprised of the current members of the Board of Directors of Bank of Asheville. The executive officers of Weststar are, and upon the effective date of the Holding Company Reorganization will continue to be, substantially the same as the current executive officers of Bank of Asheville. Bank of Asheville will continue to operate under the name "The Bank of Asheville" and its deposit accounts will continue to be insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). The corporate existence of Bank of Asheville will continue unaffected and unimpaired by the Holding Company Reorganization, except that all of the outstanding shares of Bank of Asheville Common Stock (other than shares held by shareholders exercising dissenters' rights, if any) will be owned by Weststar. The current shareholders of Bank of Asheville will own all of the outstanding shares of Weststar Common Stock after completion of the Holding Company Reorganization.


VOTE REQUIRED


     Approval of the Holding Company Agreement requires the approval of a majority of the issued and outstanding shares of Bank of Asheville. The required vote of shareholders is based upon the number of outstanding shares of Bank of Asheville Common Stock, and not the number of those shares that are actually voted. Accordingly, as we explained on page 5, anything but a vote "FOR" this proposal will have the effect of a vote "AGAINST" this proposal. That is why your vote is very important. The failure to submit a proxy card or to vote in person at the annual meeting or an abstention from voting will have the same effect as a "NO" vote with respect to this proposal.


     THE BANK OF ASHEVILLE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED HOLDING COMPANY REORGANIZATION AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE HOLDING COMPANY AGREEMENT.



                  DESCRIPTION OF THE HOLDING COMPANY AGREEMENT


BANK OF ASHEVILLE


     Bank of Asheville was incorporated under the laws of the State of North Carolina on October 29, 1997, and commenced operations as a state-chartered banking corporation on December 1, 1997. Bank of Asheville is not a member of the Federal Reserve System and has no subsidiaries. As of December 31, 1999, Bank of Asheville had assets of approximately $43.3 million, net loans outstanding of approximately $33.9 million, deposits of approximately $37.9 million and stockholders' equity of approximately $5.1 million.


WESTSTAR


     Weststar was incorporated on February 8, 2000 at the direction of the Board of Directors of Bank of Asheville to become a bank holding company with Bank of Asheville as its wholly-owned subsidiary. Weststar, upon the approval by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") of Weststar's application for approval to become a bank holding company, will be subject to regulation by the Federal Reserve Board. Upon consummation of the Holding Company Reorganization, Weststar will have no significant assets other than the shares of Bank of Asheville's capital stock acquired in the Holding Company Reorganization, and will have no significant liabilities. Initially, Weststar will neither own nor lease any property, but will instead use the premises, equipment and furniture of Bank of Asheville. At the present time, Weststar does not intend to employ any persons other than certain executive officers, but will utilize the support staff of Bank of Asheville from time to time. Additional employees will be hired as appropriate, to the extent Weststar expands its business in the future.

REASONS FOR THE REORGANIZATION


     Bank of Asheville's Board of Directors believes that the formation of a holding company creates a more flexible organizational structure that could provide benefits such as more options for funding Bank of Asheville's growth, the ability to accommodate distinct subsidiaries for additional lines of business and increased efficiency with regard to acquisition activities. Furthermore, the recent enactment of the Gramm-Leach-Bliley Act of 1999 which made historic changes to the structure of the financial services industry would require certain activities to only be conducted through the holding company form of organization. While Weststar and Bank of Asheville have no current plans for additional lines of business, they might consider such options in the future. Also, neither have any current plans for funding additional growth, although they will evaluate acquisition opportunities on a regular basis. Effecting any such acquisition may necessitate additional capital funding. A holding company structure would be consistent with Bank of Asheville's stated strategy of positioning Bank of Asheville to seize opportunities that it expects to result from the consolidation of the financial services industry.


HOLDING COMPANY EFFECTIVE DATE


     The date and time on which the Holding Company Reorganization is effective will be the first business day following the date on which Weststar files Articles of Share Exchange in accordance with the NCBCA. We refer to this date and time as the "Holding Company Effective Date."


ACTIONS AT THE HOLDING COMPANY EFFECTIVE DATE


     The Holding Company Reorganization will be accomplished through the following steps:


   o Weststar has been incorporated as a North Carolina corporation. The primary purpose of Weststar is to become the bank holding company for Bank of Asheville.


   o At the Holding Company Effective Date, Weststar will exchange shares of its Common Stock for all the shares of Bank of Asheville Common Stock issued and outstanding immediately prior to the Holding Company Effective Date on a one-for-one basis. As an example, if a Bank of Asheville shareholder owned 100 shares of Bank of Asheville's stock before the Holding Company Effective Date, he or she would receive 100 shares Weststar in the Holding Company Reorganization.


   o Not more than 20 days following the Holding Company Effective Date, Weststar will cause Registrar and Transfer Company, Cranford, New Jersey, the transfer agent for Bank of Asheville Common Stock (the "Exchange Agent"), to mail to each former shareholder of Bank of Asheville of record immediately prior to the Holding Company Effective Date written instructions and transmittal materials for use in surrendering shares of Bank of Asheville Common Stock to the Exchange Agent.


   o Upon the proper delivery to the Exchange Agent by a Bank of Asheville shareholder of his or her share certificates, the Exchange Agent will register in the name of such shareholder the shares of Weststar Common Stock and deliver new share certificates to Bank of Asheville shareholder.



   o Bank of Asheville shareholders have the right to dissent from the Holding Company Reorganization if they follow the procedure in the NCBCA. We have explained that procedure under "Dissenters' Rights" beginning on page 9 and have also included a copy of the statute itself in Appendix II to this Proxy Statement-Prospectus.

CONDITIONS TO THE HOLDING COMPANY REORGANIZATION


     The Holding Company Agreement provides that the obligations of Bank of Asheville and Weststar to consummate the Holding Company Reorganization are subject to the satisfaction of the following conditions:


     o the approval of the Holding Company Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Bank of Asheville Common Stock;


     o the approval by the Federal Reserve Board of Weststar's application to become a holding company under the Bank Holding Company Act of 1956 (the "BHC Act");


     o the receipt of all other consents and approvals and the satisfaction of all other requirements necessary to the consummation of the Holding Company Reorganization;


     o the receipt of a favorable opinion from Bank of Asheville's legal counsel as to the federal income tax consequences of the Holding Company Reorganization; and


     o expiration of any waiting period required by any supervisory authority to complete the transaction.


     Although we have filed the appropriate application with the Federal Reserve Board under the BHC Act, there are no assurances that all conditions will be satisfied and that the Holding Company Reorganization will be consummated.


TERMINATION


     The Holding Company Agreement may be terminated prior to the Holding Company Effective Date if:


     o any condition precedent to the Holding Company Reorganization has not been fulfilled or waived;


     o any action, suit, proceeding or claim has been instituted, made or threatened relating to the Holding Company Agreement which makes consummation of the transaction inadvisable in the opinion of the Board of Directors of Bank of Asheville or Weststar;


     o the number of shares of Bank of Asheville Common Stock owned by dissenting shareholders, if any, makes consummation inadvisable in the opinion of Bank of Asheville or Weststar; or


     o for any other reason, consummation of the transaction is inadvisable in the opinion of the Board of Directors of Bank of Asheville or Weststar.


EXCHANGE OF STOCK CERTIFICATES


     At the Holding Company Effective Date, a certificate representing one share of Bank of Asheville Common Stock will represent the right to be exchanged for one share of Weststar Common Stock, except for certificates representing Bank of Asheville shares whose holders, if any, have exercised dissenters' rights. After the Holding Company Effective Date, shareholders will exchange their present certificates for new certificates representing shares of Weststar Common Stock. Bank of Asheville shareholders will be notified by Weststar as to the procedure for the exchange of Bank of Asheville Common Stock certificates for Weststar Common Stock certificates. Your present stock certificates will for all purposes after the Holding Company Effective Date, until exchanged with the Exchange Agent, evidence only the exchange rights for which the Holding Company Agreement provides or, if applicable, the rights of a dissenting shareholder.

FEDERAL INCOME TAX CONSEQUENCES OF THE HOLDING COMPANY REORGANIZATION


     Bank of Asheville expects to receive an opinion of Anthony Gaeta, Jr., P.A. to the effect that, among other things:


     o The proposed Holding Company Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").


     o No gain or loss will be recognized by Bank of Asheville's shareholders on the receipt of Weststar's Common Stock in exchange for their Bank of Asheville Common Stock.


     o The basis of each Bank of Asheville shareholder in Weststar's Common Stock received by such shareholder will be the same as the basis of Bank of Asheville Common Stock surrendered in exchange therefor.


     o The holding period of Weststar's Common Stock received by each Bank of Asheville shareholder will include the holding period of Bank of Asheville Common Stock surrendered in exchange therefor, provided that Bank of Asheville Common Stock is held as a capital asset at the effective time of the Holding Company Reorganization.


     o If a Bank of Asheville shareholder dissents from the Holding Company Reorganization and receives cash in exchange for his Bank of Asheville Common Stock, the receipt of such cash will be a taxable transaction and will be treated as a distribution and redemption of his shares, subject to the provisions and limitations of Sections 301 and 302 of the Code.


     The opinion assumes, among other things, that the Holding Company Reorganization will be consummated as described in the Holding Company Agreement, and that payment to dissenters will not exceed the fair market value of the Weststar Common Stock issued in the Holding Company Reorganization as of the Effective Time.


     The tax opinion will not address state or local tax consequences, and shareholders are advised to consult their own tax advisors for advice on these matters.


     The tax opinion is not binding on the Internal Revenue Service.


ACCOUNTING TREATMENT OF THE HOLDING COMPANY REORGANIZATION


     The Holding Company Reorganization is expected to be characterized as, and treated similarly to, a "pooling of interests" (rather than a "purchase") for financial reporting and related purposes, with the result that the accounts of Bank of Asheville and Weststar will be combined.



                              DISSENTERS' RIGHTS


     Article 13 (entitled "Dissenters' Rights") of the NCBCA sets forth the rights of Bank of Asheville shareholders who object to the Holding Company Reorganization. The following is a summary of the material terms of the statutory procedures to be followed by a holder of Bank of Asheville Common Stock in order to dissent from the Holding Company Reorganization and perfect dissenters' rights under the NCBCA. A copy of Article 13 of the NCBCA is attached as Appendix II hereto.


     If a Bank of Asheville shareholder elects to exercise such a right to dissent and demand appraisal, such shareholder must satisfy each of the following conditions:


    (a) such shareholder must give to Bank of Asheville and Bank of Asheville must actually receive, before the vote on approval or disapproval of the Holding Company Reorganization is taken, written notice (the "Notice") of such shareholder's intent to demand payment for such shareholder's shares if the Holding Company Reorganization is effectuated (this Notice must be in addition to and separate from any proxy or vote against the Holding Company Reorganization; neither voting against, abstaining from voting, nor failing to vote on the Holding Company Reorganization will constitute a Notice within the meaning of the NCBCA); and


    (b) such shareholder must not vote in favor of the Holding Company Reorganization (a failure to vote will satisfy this requirement, but a vote in favor of the Holding Company Reorganization, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the Holding Company Reorganization or direction to abstain, will constitute a waiver of such Shareholder's Dissenters' Rights).


     If the requirements of (a) and (b) above are not satisfied and the Holding Company Reorganization becomes effective, a Bank of Asheville shareholder will not be entitled to payment for such shareholder's shares under the provisions of Article 13 of the NCBCA.


     Any Notices should be addressed to The Bank of Asheville, 79 Woodfin Place, Asheville, North Carolina 28801-2426, attention: G. Gordon Greenwood. The Notice must be executed by the holder of record of shares of Bank of Asheville Common Stock. A beneficial owner may assert Dissenters' Rights only if he dissents with respect to all Bank of Asheville Common Stock of which he is the beneficial owner. With respect to shares of Bank of Asheville Common Stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise Dissenters' Rights if such beneficial holder also submits to Bank of Asheville the record holder's written consent to such exercise not later than the time such beneficial holder asserts the Dissenters' Rights. A record owner, such as a broker, who holds shares of Bank of Asheville Common Stock as a nominee for others, may exercise Dissenters' Rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Bank of Asheville Common Stock beneficially owned by any one person. In such case, the Notice submitted by such broker as record owner must set forth the name and address of the shareholder who is objecting to the Holding Company Reorganization and demanding payment for such person's shares.


     If the Holding Company Reorganization is approved, Bank of Asheville will be required to mail by registered or certified mail, return receipt requested, a written notice (the "Dissenters' Notice") to all shareholders who have satisfied the requirements of (a) and (b) above. The Dissenters' Notice must be sent no later than ten days after shareholder approval of the Holding Company Reorganization, and must:


     o state where the payment demand must be sent and where and when certificates for shares of Bank of Asheville Common Stock must be deposited;


     o supply a form for demanding payment;


     o set a date by which Bank of Asheville must receive the payment demand (not fewer than 30 days nor more than 60 days after the Dissenters' Notice is mailed); and


     o include a copy of Article 13 of the NCBCA.


     A shareholder who receives a Dissenters' Notice must demand payment and deposit such shareholder's share certificates in accordance with the terms of the Dissenters' Notice. A shareholder who demands payment and deposits such shareholder's share certificates retains all other rights of a shareholder until these rights are canceled or modified by the Holding Company Reorganization. A shareholder who does not demand payment or deposit such shareholder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for their shares under the NCBCA.

     Within 30 days after receipt of a demand for payment, Bank of Asheville is required to pay each dissenting shareholder the amount Bank of Asheville estimates to be the fair value of such shareholder's shares, plus interest accrued from the effective date of the Holding Company Reorganization to the date of payment. The payment must be accompanied by:


     o Bank of Asheville's most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;


     o an explanation of how Bank of Asheville estimated the fair value of the shares;


     o an explanation of the interest calculation;


     o a statement of the dissenters' right to demand payment (as described below); and


     o a copy of Article 13 of the NCBCA.


     If the Holding Company Reorganization is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Bank of Asheville must, pursuant to the NCBCA, return the deposited certificates. If after returning the deposited certificates the Holding Company Reorganization is consummated, Bank of Asheville must send a new Dissenters' Notice and repeat the payment demand procedure.


     A shareholder may, however, notify Bank of Asheville in writing of such shareholder's own estimate of the fair value of his shares and amount of interest due, and demand payment of the excess of such shareholder's estimate of the fair value of such shareholder's shares over the amount previously paid by Bank of Asheville if: (a) the shareholder believes that the amount paid is less than the fair value of Bank of Asheville Common Stock or that the interest is incorrectly calculated; (b) Bank of Asheville fails to make payment of its estimate of fair value to a shareholder within 30 days after receipt of a demand for payment; or (c) the Holding Company Reorganization not having been consummated, Bank of Asheville does not return the deposited certificates within 60 days after the date set for demanding payment. A shareholder waives the right to demand payment unless such shareholder notifies Bank of Asheville of such shareholder's demand in writing within 30 days of Bank of Asheville's payment of its estimate of fair value (with respect to clause (a) above) or Bank of Asheville's failure to perform (with respect to clauses (b) and (c) in this paragraph). A shareholder who fails to notify Bank of Asheville of his demand within such 30-day period shall be deemed to have withdrawn such shareholder's dissent and demand of payment.


     If a demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of (a) the date of his payment demand or (b) the date payment is made, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenting shareholder does not commence the proceeding within such 60-day period, the dissenting shareholder shall be deemed to have withdrawn the dissent and demand for payment.


     The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, the dissenting shareholder will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against Bank of Asheville if the court finds that it did not comply with the statutes; or (b) against Bank of Asheville or the dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Bank of Asheville, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

     THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE NCBCA RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NCBCA, WHICH ARE INCLUDED AS APPENDIX II TO THIS PROXY STATEMENT-PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE THEIR DISSENTERS' RIGHTS ARE URGED TO REVIEW CAREFULLY APPENDIX II AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.


     The Holding Company Agreement provides that if the Board of Directors of Bank of Asheville determines that the holders of a sufficient number of shares of Bank of Asheville Common Stock have dissented from the Holding Company Reorganization so that consummation of the Holding Company Reorganization is inadvisable, the Board of Directors of Bank of Asheville may terminate the Holding Company Agreement. In that regard, Bank of Asheville currently anticipates that it would terminate the Holding Company Agreement if more than 63,329 shares of Bank of Asheville Common Stock dissent from the Holding Company Reorganization. To comply with the requirements for a reorganization under Section 368(a)(1)(B) of the Code, the Holding Company Agreement provides that Bank of Asheville will establish an escrow fund from which all payments to dissenting Bank of Asheville shareholders (if any) will be made. Weststar will not contribute any funds to the escrow fund. Section 368(a)(1)(B) applies to the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of stock of another corporation, and no cash consideration may be paid by the acquiror. Accordingly, it is necessary that all cash payments to dissenters of the acquired corporation be paid from funds of the acquired corporation, and not from funds of the acquiring corporation. The escrow fund mechanism described above was included in the Holding Company Agreement to ensure that any and all Bank of Asheville dissenters would be paid from Bank of Asheville's funds and that the Holding Company Reorganization would remain eligible for treatment as a reorganization under Section 368(a)(1)(B) of the Code.

                    DESCRIPTION OF WESTSTAR'S CAPITAL STOCK


     The following is a summary of the material provisions of Weststar's Articles of Incorporation and Bylaws.


GENERAL


     The Articles of Incorporation of Weststar authorize the issuance of 10,000,000 shares of capital stock, consisting of 9,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock at no par value. There is one share of Weststar Common Stock currently issued and outstanding, which is owned by G. Gordon Greenwood. There is currently no established public trading market for Weststar Common Stock.


     On the Holding Company Effective Date, the currently outstanding share of Weststar Common Stock will be redeemed and canceled, and there will be, subject to the exercise of Dissenters' Rights, 633,298 shares outstanding as a result of the exchange of shares of Weststar Common Stock for shares of Bank of Asheville Common Stock.


     In the future, the authorized but unissued and unreserved shares of Weststar Common Stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of Weststar Common Stock would be issued, no shareholder approval will be required for the issuance of those shares. See pages 15-18 for a discussion of the rights of the holders of Weststar Common Stock as compared to the holders of Bank of Asheville Common Stock.


COMMON STOCK


     GENERAL. Each share of Weststar Common Stock has the same relative rights as, and is identical in all respects to, each other share of Weststar Common Stock.


     DIVIDEND RIGHTS. As a North Carolina corporation, Weststar will not be directly subject to the restrictions on the payment of dividends applicable to Bank of Asheville. Holders of shares of Weststar's Common Stock will be entitled to receive such cash dividends as the Board of Directors of Weststar may declare out of funds legally available therefor. However, the payment of dividends by Weststar will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. After the Holding Company Reorganization is consummated, the ability of Weststar to pay dividends to the holders of shares of Weststar Common Stock will, at least initially, be completely dependent upon the amount of dividends Bank of Asheville pays to Weststar See "Comparison of the Rights of Shareholders -- Comparison of the Rights of Holders of The Bank of Asheville Common Stock and Weststar Common Stock -- Payment of Dividends".


     VOTING RIGHTS. Each share of Weststar Common Stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. In addition, the Board of Directors of Weststar is classified so that approximately one-third of the directors will be elected each year. Shareholders of Weststar are not entitled to cumulate their votes for the election of directors. See "Comparison of the Rights of Shareholders -- Comparison of the Rights of Holders of Bank of Asheville Common Stock and Weststar Common Stock -- Voting Rights".

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of Weststar, the holders of shares of Weststar Common Stock will be entitled to receive, after payment of all debts and liabilities of Weststar, all remaining assets of Weststar available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of Bank of Asheville, Weststar, as the holder of all shares of Bank of Asheville Common Stock upon completion of the Holding Company Reorganization would be entitled to receive payment of all debts and liabilities of Bank of Asheville (including all deposits and accrued interest thereon) and all remaining assets of Bank of Asheville available for distribution in cash or in kind.


     PREEMPTIVE RIGHTS; REDEMPTION. Holders of shares of Weststar Common Stock will not be entitled to preemptive rights with respect to any shares that may be issued. Weststar Common Stock is not subject to call or redemption.


CERTAIN ARTICLES AND BYLAW PROVISIONS HAVING POTENTIAL ANTI-TAKEOVER EFFECTS


     GENERAL. The following is a summary of the material provisions of Weststar's Articles of Incorporation and Bylaws which address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of Weststar (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the Articles of Incorporation and Bylaws are to the Weststar's Articles of Incorporation and Bylaws in effect as of the date of this Proxy Statement-Prospectus.


     CLASSIFICATION OF THE BOARD OF DIRECTORS. The Bylaws provide that if the number of directors is nine or more (the number of directors is currently 10), the Board of Directors of Weststar shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected (except for the initial directors of Weststar, whose terms may be shorter than three years as necessary to effect the classification process). A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected. As a result of the classification of the Board of Directors of Weststar, approximately one-third of the members of the Board of Directors of Weststar will be elected each year, and two annual meetings will be required for Weststar's shareholders to change a majority of the members constituting the Board of Directors of Weststar.


     REMOVAL OF DIRECTORS; FILLING VACANCIES. Weststar's Articles of Incorporation provide that shareholders may remove one or more of the directors with cause which includes (i) criminal prosecution and conviction during the course of a director's service as a director of Weststar of an act of fraud embezzlement, theft, or personal dishonesty, (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust, or
(iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors under any of the fidelity bonds or insurance policies covering its directors, officers or employees. Vacancies occurring in the Board of Directors of Weststar may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.


     AMENDMENT OF BYLAWS. Subject to certain restrictions described below, either a majority of the Board of Directors or the shareholders of Weststar may amend or repeal the Bylaws. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors of Weststar. Generally, the shareholders of Weststar may adopt, amend, or repeal the Bylaws in accordance with the NCBCA.


     The Board of Directors is permitted by Weststar's Articles of Incorporation to consider other constituents besides the shareholders if faced with a proposal that could cause a change in control. Such constituents are employees, depositors, customers, creditors and the communities in which Weststar and its subsidiaries conduct business. Further, the Board is permitted to evaluate the competence, experience and integrity of any proposed acquiror as well as the prospects for success of such a takeover proposal from a regulatory perspective.


     SPECIAL MEETINGS OF SHAREHOLDERS. Weststar's Bylaws provide that special meetings of shareholders may be called only by the President or Board of Directors of Weststar.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Weststar Common Stock is expected to be Registrar and Transfer Company, Cranford, New Jersey, which presently serves as such for Bank of Asheville.



                   COMPARISON OF THE RIGHTS OF SHAREHOLDERS


COMPARISON OF THE RIGHTS OF HOLDERS OF BANK OF ASHEVILLE COMMON STOCK AND WESTSTAR COMMON STOCK


     GENERAL. Upon consummation of the Holding Company Reorganization, shareholders of The Bank of Asheville, other than those shareholders who properly exercise Dissenters' Rights, will become shareholders of Weststar. Certain legal distinctions exist between owning Weststar Common Stock and Bank of Asheville Common Stock. The shareholders of Weststar will be governed by and subject to the Articles of Incorporation and Bylaws of Weststar rather than the Articles of Incorporation and Bylaws of Bank of Asheville. Weststar is a corporation governed by the laws of the State of North Carolina applicable to business corporations, while Bank of Asheville is a commercial bank governed by the banking laws of North Carolina, which incorporate the corporate laws of North Carolina only to the extent they do not conflict with the banking laws. NEITHER BANK OF ASHEVILLE COMMON STOCK NOR THE WESTSTAR COMMON STOCK ARE INSURED BY THE FDIC OR GUARANTEED BY THE ISSUER AND ARE BOTH SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF VALUE.


     The following is a summary of the material differences in the rights of holders of Weststar Common Stock and of holders of Bank of Asheville Common Stock. Shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the proposed Holding Company Reorganization.


     CAPITAL STRUCTURE. Bank of Asheville's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $5.00 per share, and there are currently 633,298 shares issued and outstanding.


     Weststar's Articles of Incorporation authorize the issuance of up to 9,000,000 shares of $1.00 par value common stock and 1,000,000 shares of preferred stock. Because the exchange of shares of common stock by virtue of the Holding Company Reorganization is to be one-for-one (and Weststar will redeem and cancel the single share previously issued by it for nominal consideration), Weststar will have the same number of shares issued and outstanding immediately after consummation of the Holding Company Reorganization as Bank of Asheville did before, except to the extent that any shareholders of Bank of Asheville perfect their appraisal rights of dissent and receive cash rather than Weststar Common Stock.


     VOTING RIGHTS. In general, each holder of Bank of Asheville Common Stock and Weststar Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders. In the election of directors, each holder of Bank of Asheville Common Stock and of Weststar Common Stock has the right to vote the number of shares owned by him or her on the record date for as many persons as there are directors to be elected. Cumulative voting is not available with respect to the election of directors of Bank of Asheville or Weststar.

     Under North Carolina banking law, Bank of Asheville may effect a merger with or transfer of all of its assets and liabilities to another bank, or may dissolve, only upon the affirmative vote of the holders of at least two-thirds of Bank of Asheville's outstanding shares of Common Stock. Weststar may effect a merger with or transfer of all of its assets and liabilities to another corporation, or may dissolve upon the affirmative vote of the holders of at least three-fourths Weststar's outstanding shares of Common Stock. However only a majority of Weststar outstanding shares of Common Stock is required if any such transaction shall have been approved by a majority of the members of the Board of Directors unaffiliated with any other party to the proposed transaction.


     DIRECTORS. The Bylaws of both Bank of Asheville and Weststar provide that the Board of Directors shall have from 8 to 12 members. The Boards of Directors of both Bank of Asheville and Weststar are currently comprised of the same 10 members. The Boards of Directors of both Bank of Asheville and Weststar may fill vacancies arising in their directorships.


     The Bylaws of both Bank of Asheville and Weststar provide that if the number of directors is at least nine, the terms of the directors shall be staggered. Pursuant to the Bylaws, the directors are divided into three classes, each consisting of approximately one-third of the total directors. Each year, one class of the directors comes up for election, resulting in director terms of three years.


     ASSESSMENT. Section 53-42 of the General Statutes of North Carolina provides for the pro rata assessment of holders of capital stock of a state bank in the event that its capital becomes impaired. Such assessment is to be enforced by the sale, to the extent necessary, of the bank stock of any shareholder who fails to pay his or her assessment. Accordingly, the shares of Bank of Asheville Common Stock are subject to assessment as provided by such statute.


     All shares of Weststar's Common Stock will, upon consummation of the Holding Company Reorganization, be fully paid and non-assessable.


     RIGHTS TO REPURCHASE STOCK. Under North Carolina banking law, Bank of Asheville may repurchase its stock only after approval by holders of two-thirds of its outstanding Common Stock and by the North Carolina Banking Commission. Under the BHC Act, no prior approval is required and, therefore, Weststar will be allowed to purchase its own stock in the open market subject to applicable law and the availability of funds therefor. Under certain circumstances, stock repurchases by Weststar will require the prior approval of the Federal Reserve Bank of Richmond. Weststar may consider repurchases of its stock in the future, but there can be no assurance that Weststar will conduct such repurchases.


     PAYMENT OF DIVIDENDS. The ability of Bank of Asheville to pay dividends on its Common Stock is restricted by North Carolina banking law and by tax considerations related to state-chartered banks. North Carolina law imposes restrictions on the ability of all banks chartered under North Carolina law to pay dividends. Bank of Asheville may only pay dividends out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank. Although Weststar's ability to pay dividends will not be subject to these restrictions, such restrictions will indirectly affect Weststar because dividends from Bank of Asheville will be a source of funds of Weststar for the payment of dividends to shareholders of Weststar.


     Weststar will be limited by certain restrictions imposed generally on North Carolina corporations. Subject to certain limitations and exceptions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy
certain liquidation preferential rights. See page    .


     LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The Articles of Incorporation of both Bank of Asheville and Weststar eliminate a director's personal liability for breach of duty as a director to the fullest extent permitted by law. As required by North Carolina banking law, the Articles of Incorporation of Bank of Asheville qualify the elimination of liability for acts or omissions as to which the elimination of liability would be inconsistent with the provisions of North Carolina banking law or the business of banking.


     The Bylaws of both Bank of Asheville and Weststar provide for indemnification to the fullest extent permitted by law. Under the Federal Deposit Insurance Act, as amended ("FDIA"), both Bank of Asheville and Weststar would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Weststar pursuant to the forgoing provisions, Weststar has been informed that in the opinion of the Securities and Exchange Commission ("SEC"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     CHANGE IN CONTROL REGULATION. Both Bank of Asheville and Weststar are subject to the North Carolina Shareholder Protection Act (the "Shareholder Protection Act") and the North Carolina Control Share Acquisition Act (the "Control Share Act"), each of which, if applicable, would hinder the ability of a third party to acquire control of either company. The Shareholder Protection Act generally requires that, unless certain "fair price" and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Control Share Act provides that any person or party who acquires "control shares" (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the "control shares" to be accorded voting rights and the holder of the "control shares" has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the "control shares." The provisions of the Shareholder Protection Act and the Control Share Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with the board of directors of a company by groups or corporations interested in acquiring control of the company.


     The acquisition of more than ten percent (10%) of either the outstanding Weststar Common Stock or the outstanding Bank of Asheville Common Stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978 (the "Change in Bank Control Act"). The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the Exchange Act, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.


     Prior approval of the Federal Reserve Board would be required for any acquisition of control of Bank of Asheville or Weststar by any bank holding company under the BHC Act. Control for purposes of the BHC

Act would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of Bank of Asheville or Weststar. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHC Act.


     The Exchange Act requires that a purchaser of any class of a corporation's securities registered under the Exchange Act notify the SEC and such corporation within ten days after its purchases exceed five percent of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the Exchange Act.


     STATUTORY GOVERNANCE. Bank of Asheville, as a state chartered bank, is subject to certain provisions of Chapter 53 of the North Carolina General Statutes whereas the NCBCA, which governs bank holding companies does not contain similar provisions. Therefore, although these provisions shall continue to govern Bank of Asheville, they will only indirectly affect Weststar. The relevant provisions of Chapter 53 of the North Carolina General Statutes directly influencing Bank of Asheville to which Weststar is not subject are that:


     o not less than three-fourths of the directors shall be residents of the State of North Carolina;


     o all directors are required to own stock of Bank of Asheville; and


     o every director be required to take an oath.


     BYLAW CHANGES. The Bylaws of Weststar are substantially the same as the Bylaws of Bank of Asheville. However, Weststar's Bylaws do not include certain bank-specific committees that are included in Bank of Asheville's Bylaws.


     Upon request, Bank of Asheville will provide its shareholders with copies of the Bylaws of both Bank of Asheville and Weststar free of charge. Requests should be made to Randall C. Hall, at (828) 252-1735 or mailed to The Bank of Asheville, 79 Woodfin Place, Asheville, North Carolina 28801-2426, Attention:
Randall C. Hall.

                     PRO FORMA CONSOLIDATED CAPITALIZATION


     The following table presents the pro forma consolidated capitalization of Weststar and Bank of Asheville, as its subsidiary, at February 11, 2000, adjusted to give effect to the Holding Company Reorganization as described in this Proxy Statement-Prospectus. The authorized number of shares of Common Stock of Weststar is 9,000,000.



                                                                                  PRO FORMA
                                                      BANK                       CONSOLIDATED
                                                  OF ASHEVILLE     WESTSTAR     CAPITALIZATION
                                                 --------------   ----------   ---------------
SHAREHOLDERS EQUITY
Common Stock .................................    $  3,166,490     $  1.00      $  3,166,491
Additional Paid-In Capital ...................       3,596,444        9.00         3,596,453
Retained Deficit .............................      (1,590,896)         --        (1,590,896)
Accumulated Other Comprehensive Loss .........          (3,639)         --            (3,639)
Total Shareholders' Equity ...................       5,168,399       10.00         5,168,409

               INFORMATION ABOUT BANK OF ASHEVILLE AND WESTSTAR


WESTSTAR


     GENERAL. Weststar is a business corporation incorporated under the laws of the State of North Carolina on February 8, 2000. The only office of Weststar, and its principal place of business, is located at the administrative office of Bank of Asheville at 79 Woodfin Place, Asheville, North Carolina 28801-2426. Weststar's telephone number is (828) 252-1735.


     Weststar was organized for the purpose of becoming the holding company of Bank of Asheville. Pursuant to the Holding Company Reorganization, Bank of Asheville will become a wholly-owned subsidiary of Weststar, Weststar will become a bank holding company, and each shareholder of Bank of Asheville will, subject to the exercise of Dissenters' Rights, become a shareholder of Weststar without any change in the number of shares owned or percentage ownership.


     Weststar has not yet undertaken any operating business activities and does not currently propose to do so. In the future, Weststar may become an operating company or acquire other commercial banks or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although there are no present plans or intentions to do so.


     PROPERTY. Initially, Weststar will neither own nor lease any real or personal property but will utilize the premises and property of Bank of Asheville without the payment of any rental fees to Bank of Asheville.


     COMPETITION. It is expected that for the near future the primary business of Weststar will be the ongoing business of Bank of Asheville. Therefore, the competitive conditions to be faced by Weststar will be the same as those faced by Bank of Asheville. In addition, many banks and financial institutions have formed, or are in the process of forming, holding companies. It is likely that these holding companies will attempt to acquire banks, thrift institutions or companies engaged in bank-related activities. Thus, Weststar will face competition in undertaking any such acquisitions and in operating subsequent to any such acquisitions.


     EMPLOYEES. At the present time, Weststar does not intend to have any employees other than its management. See "Management of Weststar." It will utilize the support staff of Bank of Asheville from time to time without the payment of any fees to Bank of Asheville. If Weststar acquires other financial institutions or pursues other lines of business, it may at such time hire additional employees.

BANK OF ASHEVILLE


     GENERAL. Bank of Asheville was incorporated under the laws of the State of North Carolina on October 29, 1997, and commenced operations as a state-chartered banking corporation on December 1, 1997. Bank of Asheville is not a member of the Federal Reserve System and has no subsidiaries. As of December 31, 1999, Bank of Asheville had assets of approximately $43.3 million, net loans outstanding of approximately $33.9 million and deposits of approximately $37.9 million. Bank of Asheville's corporate and main office is located at 79 Woodfin Place, Asheville, North Carolina 28801-2426, and its telephone number is (828) 252-1735. In addition to the main office, Bank of Asheville has one branch office in Candler, North Carolina that was opened in 1999.


     Bank of Asheville is a community bank currently engaged in the general commercial banking business in Buncombe County, North Carolina. The Bank's market area consists of the area within a 10-mile radius of the City of Asheville, North Carolina, and includes parts of Buncombe County. Asheville is the industrial center of Buncombe County and, also serves as the commercial hub for several prosperous towns surrounding the area. The area is a very strong and diversified economic area. The total population of Asheville-Buncombe County is approximately 190,000.


     Bank of Asheville offers a full range of banking services, including checking accounts, savings accounts, NOW accounts, money market accounts and certificates of deposit; loans for real estate, businesses, agriculture, personal uses, home improvement and automobiles; equity lines of credit; credit cards; individual retirement accounts; safe deposit boxes; bank money orders; electronic funds transfer services including wire transfers; traveler's checks; and free notary services to all Bank of Asheville customers. In addition, Bank of Asheville provides automated teller machine access to its customers for cash withdrawals through nationwide ATM networks. At present, Bank of Asheville does not provide the services of a trust department.


     LENDING ACTIVITIES AND DEPOSITS. Bank of Asheville makes a variety of loans, including loans secured by real estate, loans for commercial purposes and loans to individuals for personal and household purposes. There are no large concentrations of credit to any particular industry. The economic trends of the area served by Bank of Asheville are influenced by the significant industries within the region. Virtually all Bank of Asheville's business activity is with customers located in Asheville and Buncombe County. The ultimate collectibility of Bank of Asheville's loan portfolio is susceptible to changes in the market conditions of this geographic region.


     FINANCIAL STATEMENTS. A copy of Bank of Asheville's (i) Management's Discussion and Analysis for the periods ended December 31, 1999, 1998 and 1997 and (ii) audited balance sheets as of December 31, 1999 and 1998 and the related audited statements of operations, statements of changes in shareholders' equity and statements of cash flows for the years ended December 31, 1999 and 1998 and the period from October 29, 1997 (Date of Incorporation) to December 31, 1997, prepared in conformity with generally accepted accounting principles, accompany this Prospectus/Proxy Statement.


COMPETITION


     Commercial banking in North Carolina is extremely competitive in large part due to statewide branching. Bank of Asheville competes in its market areas with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of Bank of Asheville's competitors have broader geographic markets and higher lending limits than Bank of Asheville and are also able to provide more services and make greater use of media advertising.


     The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of Bank of Asheville's competitors. In addition, as a result of interstate banking, out-of-state commercial banks may acquire North Carolina banks and heighten the competition among banks in North Carolina.


     Despite the competition in its market areas, Bank of Asheville believes that it has certain competitive advantages that distinguish it from its competition. Bank of Asheville believes that its primary competitive advantages are its strong local identity and affiliation with the community and its emphasis on providing specialized services to small and medium-sized business enterprises, as well as professional and upper-income individuals. Bank of Asheville offers customers modern, high-tech banking without forsaking community values such as prompt, personal service and friendliness. Bank of Asheville offers many personalized services and intends to attract customers by being responsive and sensitive to their individualized needs. Bank of Asheville also relies on goodwill and referrals from shareholders and satisfied customers, as well as traditional media to attract new customers. To enhance a positive image in the community, Bank of Asheville supports and participates in local events and its officers and directors serve on boards of local civic and charitable organizations.


YEAR 2000 ISSUES


     The issues surrounding the computer concerns with the turn into the 21st Century resulted in no adverse effect upon Bank of Asheville. The service bureau utilized by Bank of Asheville was able to recognize the year 2000 and continues to process all the data processing for Bank of Asheville without error. Additionally, the year 2000 concerns proved to be a non-issue for Bank of Asheville's third party vendors.


PROPERTIES


     The following table sets forth the location and other related information regarding Bank of Asheville's offices and other properties occupied as of December 31, 1999.



OFFICES                LOCATION                      STATUS
--------------------   ---------------------------   ----------------------------
    Main Office        79 Woodfin Place              Own first floor and
                       Asheville, North Carolina     rent part of first floor
                                                     to a third party.
    Candler Branch     6 Dogwood Road                Land lease; building owned.
                       Candler, North Carolina

EMPLOYEES


     At December 31, 1999, Bank of Asheville had 23 full-time equivalent employees. None of its employees is represented by any collective bargaining unit. Bank of Asheville considers relations with its employees to be good.


LEGAL PROCEEDINGS


     In the normal course of its operations, Bank of Asheville from time to time is party to various legal proceedings. Based upon information currently available, and after consultation with its counsel, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on Bank of Asheville's business, financial position or results of operations.

                      MANAGEMENT AND CERTAIN TRANSACTIONS


BENEFICIAL OWNERSHIP OF VOTING SECURITIES


     As of December 31, 1999, no shareholder owned more than 5% of Bank of Asheville's common stock.


     As of December 31, 1999, the beneficial ownership of Bank of Asheville's common stock by directors individually, and by directors and executive officers as a group, was as follows:



                                                            AMOUNT AND
                                                             NATURE OF
                                                            BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER                                   OWNERSHIP(1)     OF CLASS(2)
-------------------------------------------------------   --------------   ------------
        William E. Anderson ...........................        9,300            1.47%
        Max O. Cogburn, Sr. ...........................        5,500(3)         0.87%
        M. David Cogburn, Jr., M.D. ...................        6,380            1.01%
        Darryl J. Hart ................................        1,999            0.32%
        Carol L. King .................................        3,140            0.50%
        Howard B. Montgomery, Jr. .....................        2,100(4)         0.33%
        Stephen L. Pignatiello ........................        2,420            0.38%
        Kent W. Salisbury, M.D. .......................       13,200            2.08%
        Laura A. Webb .................................        1,100            0.17%
        David N. Wilcox ...............................        2,600            0.41%
        All Directors and Executive Officers as a group
         (13 persons)(5) ..............................       49,859            7.87%

--------
(1) Except as otherwise noted, to the best knowledge of Bank of Asheville's management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Dr. M. David Cogburn, Jr. -- 220 shares; Mr. Montgomery -- 1100 shares; Dr. Salisbury -- 2,200 shares; and Mr. Tuck -- 200 shares.
(2) The calculation of the percentage of class beneficially owned by each individual and the group is based on a total of 633,298 outstanding shares of common stock which equal the shares currently outstanding as of December 31, 1999.
(3) Mr. Cogburn disclaims beneficial ownership of his wife's shares.
(4) Mr. Montgomery retired as President and Chief Executive Officer and
    resigned as a Director effective January   , 2000.
(5) Includes Randall C. Hall, Executive Vice President, Secretary, Treasurer, and Chief Financial Officer, Robert E. Tuck, Senior Vice President and Chief Credit Officer and Judy P. Waldroop, Senior Vice President.


REQUIRED REPORTS OF BENEFICIAL OWNERSHIP


     Bank of Asheville's directors and executive officers are required to file certain reports with the Federal Deposit Insurance Corporation regarding the amount of and changes in their beneficial ownership of Bank of Asheville's common stock (including, without limitation, an initial report following the person's election as an officer or director of Bank of Asheville and a report following the end of each month during which there has been a change in a reporting person's beneficial ownership).



                       PROPOSAL 2: ELECTION OF DIRECTORS


     Bank of Asheville's Bylaws provide that its Board of Directors shall consist of between eight and twelve members, as determined by the Board of Directors or the shareholders, and if more than nine members, they shall be staggered into terms of one, two, and three years in as equal numbers as possible. The Board has set the number of directors at ten and has established the staggered terms set forth below as permitted by the Bylaws.



                                    POSITION(S)       DIRECTOR                PRINCIPAL OCCUPATION AND
NAME AND AGE                            HELD            SINCE          BUSINESS EXPERIENCE DURING PAST 5 YEARS
------------------------------   -----------------   ----------   ------------------------------------------------
THREE-YEAR TERMS
M. David Cogburn, M.D. (44)      Director              1999       President, Carolina Mountain Dermatology,
                                                                  P.A., Arden, NC
Stephen L. Pignatiello (40)      Director              1997       Owner, Pignatiello Communication, Asheville,
                                                                  NC
Kent W. Salisbury, M.D. (56)     Director              1997       Partner, Asheville Cardiology Associates, P.A.,
                                                                  Asheville, NC
Laura A. Webb (40)               Director              1999       President, Webb Investment Services, Inc.,
                                                                  Asheville, NC
TWO-YEAR TERMS
Max O. Cogburn, Sr. (72)         Chairman of           1997       Attorney and Partner, Cogburn, Goosman,
                                 the Board of                     Brazil & Rose, P.A., Asheville, NC
                                 Directors
Carol L. King (54)               Director              1997       President, Carol L. King & Associates, P.A.,
                                                                  Asheville, NC
David N. Wilcox (39)             Director              1997       Vice President, Wilcox Travel Agency, Inc.,
                                                                  Asheville, NC
ONE-YEAR TERMS
William E. Anderson (60)         Director              1997       Director, Hasco Mold Bases, Asheville, NC
Darryl J. Hart (38)              Director              1997       Vice President and General Manager, Hart
                                                                  Funeral Services, Inc., Asheville, NC
G. Gordon Greenwood ( )          President and         2000       President and Chief Executive Officer, Bank of
                                 Chief Executive                  Asheville, January, 2000-Present; Regional
                                 Officer                          Market Manager, Centura Bank, Asheville
                                                                  1996-2000; Senior Vice President/Commercial
                                                                  Loans, First Commercial Bank, 1983-1996.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR OF BANK OF ASHEVILLE AS SET FORTH ABOVE.


DIRECTOR RELATIONSHIPS


     Only one family relationship on the Board of Directors exists. Max O. Cogburn, Sr. is the father of M. David Cogburn, Jr., M.D. No director is a director of any company with a class of securities registered pursuant to
Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     Bank of Asheville's Board of Directors held 16 regular meetings and no special meetings during 1999. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served.


     Bank of Asheville's Board of Directors has several standing committees, including an Audit Committee, a Compensation Committee and a Nominating Committee.

     The current members of the Audit Committee are William E. Anderson - Chairman, Max. O. Cogburn, Sr., Darryl J. Hart, Stephen L. Pignatiello and Randall C. Hall (non-voting). The Audit Committee provides general oversight of internal audit function, reviews findings of external audits and examinations, evaluates the adequacy of insurance coverage, and reviews the activities of Bank of Asheville's regulatory compliance efforts. The committee met three times in 1999.


     The current members of the Compensation Committee are Kent W. Salisbury, M.D. - Chairman, William E. Anderson, Max O. Cogburn, Sr., Carol L. King, G. Gordon Greenwood, and David N. Wilcox. The Compensation committee reviews and approves all salaries and benefits of Bank of Asheville personnel, recommends officer salaries for Board of Director approval, and reviews and makes recommendations to the Board of Directors regarding matters involving Bank of Asheville's personnel policies. Howard B. Montgomery, Jr. served as a member of Bank of Asheville's Board of Directors during 1999, and also served as an executive officer of Bank of Asheville. Mr. Montgomery was the President and CEO of Bank of Asheville who retired in January, 2000. While Mr. Montgomery specifically excluded himself from any of Bank of Asheville's Board of Directors' discussions concerning his own compensation, he did participate with other Bank of Asheville Board members in discussions concerning other executive officers compensation. The Compensation Committee met one time in 1999.


     The current members of the Nominating Committee are Kent W. Salisbury, M.D. - Chairman, William E. Anderson, Max O. Cogburn, Sr., Carol L. King, G. Gordon Greenwood and David N. Wilcox. The Nominating Committee recommends nominees to the full Board of Directors for election as directors of Bank of Asheville. The Nominating Committee met one time in 1999. Shareholders may also nominate candidates for director, provided that such nominations are made in writing and received by Bank of Asheville at its executive offices not later than 120 days prior to any meeting of shareholders called for the election of directors. The nomination should be sent to the attention of Bank of Asheville's secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience including positions held for at least the last five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all the information requested by Bank of Asheville as part of its disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.


DIRECTOR COMPENSATION


     BOARD FEES. As of January 2000, each director (other than directors who also are salaried employees of Bank of Asheville) received no compensation.


EXECUTIVE OFFICERS


     Set forth below is certain information regarding Bank of Asheville's executive officers as of December 31, 1999. In January, 2000 the Board of Directors hired G. Gordon Greenwood as President and Chief Executive Officer to replace the retiring Howard B. Montgomery, Jr.

NAME                     AGE             POSITION(S) HELD                         BUSINESS EXPERIENCE
---------------------   -----   ---------------------------------
-----------------------------------------------
Randall C. Hall         34      Executive Vice President,           Executive Vice President, Secretary, and Chief
                                Secretary, and Chief                Financial Officer, Bank of Asheville, since
                                Financial Officer                   1997; Vice President, Secretary and Chief
                                                                    Financial Officer of Bank of Granite Corp and
                                                                    Bank of Granite, 1988-1997.
Robert E. Tuck, Jr.     41      Senior Vice President and Chief     Senior Vice President and Chief Credit
                                Credit Officer                      Officer, Bank of Asheville since 1997; Vice
                                                                    President/Business Banker, First Citizens
                                                                    Bank, Asheville, NC, 1985-1997.
Judy P. Waldrop         42      Senior Vice President               Senior Vice President and Vice President,
                                                                    Bank of Asheville since 1997; Sales and
                                                                    Service Manager, Wachovia Bank, 1978-1997.

BOARD REPORT ON EXECUTIVE OFFICER COMPENSATION


     All compensation paid to Bank of Asheville's executive officers is paid by Bank of Asheville to such persons in their capacity as executive officers of Bank of Asheville. Accordingly, the compensation of such executives is reviewed and approved annually by the full Board of Directors of Bank of Asheville which consist of the same persons. This report is furnished by the Compensation Committee of Bank of Asheville's Board of Directors.


     Mr. Howard B. Montgomery, Jr., former President and Chief Executive Officer of Bank of Asheville, served as such during 1999 with a total compensation of $140,000 per annum. Mr. Montgomery's compensation consisted of a base salary at a rate of $115,000 per annum. Mr. Montgomery entered into a three (3) year contract with Bank of Asheville on November 18, 1997. The contract covered base salary, performance bonuses, employee benefits and other usual executive perquisites. Additionally, should there be a change in control of Bank of Asheville, defined as (1) any one person acquiring 25% or more of the voting stock, (2) Bank of Asheville consolidates or merges with or into another equity and as a result Bank of Asheville is not the surviving corporation, or (3) all or substantially all of Bank of Asheville's assets are transferred to or are acquired by another entity, and (4) within two years of a change in control, if (a) Mr. Montgomery was assigned duties or responsibilities which were inconsistent with his position, (b) Mr. Montgomery's annual base salary was reduced below the amount in effect at the time of a change in control, (c) Mr. Montgomery's benefits such as life insurance, medical or hospitalization insurance, disability insurance and retirement plans are reduced in their level, scope or coverage, or (d) Mr. Montgomery was transferred to a location outside of Buncombe County, North Carolina, without his express written consent, Mr. Montgomery could have, within twenty-four (24) months after a change in control, terminated his contract and be entitled to 299% of his base salary. If such termination had occurred on December 31, 1999, the payout would have been $343,850. As a result of his retirement in January 2000, Mr. Montgomery's contract was terminated and in February 2000 Bank of Asheville entered into an agreement similar in nature with G. Gordon Greenwood. (See discussion below Summary Compensation Table)


     For Bank of Asheville's executives, and Chief Executive Officer, base salary is targeted to approximate average salaries for individuals in similar positions with similar levels of responsibilities who are employed by other banking organizations of similar size. Bank of Asheville participates in local, state, and other salary/compensation surveys and has access to other published salary/compensation data. The results of such surveys are used by the Board of Directors in helping to set appropriate levels of Bank of Asheville's CEO and other executive officer base salaries.


     With 1999 being the second full year of operations for Bank of Asheville, the CEO base salary was appropriately set by the Board of Directors. Bank of Asheville desired to provide the CEO with a base salary comparable to that paid by other banking organizations of similar size and financial performance. Bank of

Asheville's Board of Directors will annually review national, regional, statewide and local peer group salary data (to the extent available) in its determination of a comparable base salary.


     This report is provided as a summary of current Board practice with regard to annual compensation review and authorization of executive officer compensation and with respect to specific action taken for the CEO.


     Because executive officers and CEO salaries are not expected currently or in the near future to exceed those limitations provided under Section 162(m) of the Internal Revenue Code, the Board currently has no specific policy which addresses the income tax deductibility of "qualifying compensation" under this specific Code section.



                          SUMMARY COMPENSATION TABLE



                                      ANNUAL COMPENSATION(1)                       LONG TERM COMPENSATION
                              ----------------------------------------------------------------------------------------
                                                                               AWARDS                   PAYOUTS
                                                                      ------------------------------------------------
                                                                       RESTRICTED   SECURITIES
                                                        OTHER ANNUAL      STOCK     UNDERLYING     LTIP
                                       SALARY   BONUS   COMPENSATION    AWARD(S)     OPTIONS/    PAYOUTS    ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     ($)      ($)       ($)(1)          ($)       SARS (#)      ($)    COMPENSATION
----------------------------- ------ --------- ------- -------------- ------------ ------------ ----------------------
Howard B. Montgomery,         1999    115,000   4,160        0             0            0          0            0
 President and Chief          1998     90,000       0        0             0            0          0            0
 Executive Officer            1997     90,000       0        0             0            0          0            0

--------
(1) Perquisites and personal benefits awarded to Mr. Montgomery did not exceed 10% of the total annual salary and bonus in any year reported.


     Bank of Asheville has entered into an employment and change of control agreement with G. Gordon Greenwood dated February 9, 2000 as its President and Chief Executive Officer to establish his duties and compensation and to provide for his continued employment with Bank of Asheville. The employment agreement provides for an initial term of five years with renewal at the end of the third year and on each anniversary thereafter for an additional one year term provided an affirmative decision to renew is made by the Board of Directors. The employment agreement provides for an annual base salary of $125,000, and for participation in other pension and profit-sharing retirement plans maintained by Bank of Asheville on behalf of its employees, as well as fringe benefits normally associated with Mr. Greenwood's position or made available to all other employees. Additionally, at the sooner to occur of (i) a "change in control" of Bank of Asheville or, (ii) the end of the initial five year term, Mr. Greenwood is to receive a 10 year annuity of $40,000 per year. Upon adoption of a stock option plan, Mr. Greenwood is to be granted options to purchase shares of Bank of Asheville, or Weststar, valued at 300% of base compensation. The employment agreement provides that Mr. Greenwood may be terminated for "cause" as defined in the employment agreement, and that the employment agreement may otherwise be terminated, in some cases with certain financial consequences incurred, by Bank of Asheville or by Mr. Greenwood. The employment agreement provides that should Bank of Asheville terminate the employment agreement other than for cause or disability within 24 months after a "change in control", or should Mr. Greenwood terminate the agreement within such 24 months during which his compensation or responsibilities have been reduced, or his workplace location has been moved outside of Asheville, North Carolina, then he shall receive a lump sum equal to 299% of his "base amount" as determined by Section 280G of the Internal Revenue Code. A "Change in Control" shall be deemed to have occurred upon any person becoming the beneficial owner or otherwise acquiring control, directly or indirectly, of securities of Bank of Asheville representing thirty-five percent (35%) or more of the voting power of the Bank of Asheville's then outstanding securities;
(ii) the acquisition by any person in any manner of the ability to elect, or to control the election, of a majority of the directors of Bank of Asheville;
(iii) the merger of Bank of Asheville into another entity or the merger of any entity into Bank of Asheville without Bank of Asheville being the survivor; or
(iv) the acquisition of substantially all of the assets of Bank of Asheville by another corporation. The reorganization into a holding company form of organization is specifically excluded from becoming a "change of control".


     401(K) SAVINGS PLAN. In 1998, Bank of Asheville adopted a tax-qualified savings plan (the "Savings Plan") which covers all current full-time employees and any new full-time employees who have completed 1,000 hours of service for Bank of Asheville. Under the Savings Plan, a participating employee may contribute up to 15% of his or her base salary on a tax-deferred basis through salary reduction as permitted under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Bank of Asheville may make additional discretionary profit sharing contributions to the Savings Plan on behalf of all participants. Total contributions (discretionary or otherwise) may not exceed $30,000 per year. A participant's contributions and Bank of Asheville's matching and profit sharing contributions under the Savings Plan will be held in trust accounts for the benefit of participants. A participant is at all times 100% vested with respect to his or her own contributions under the Savings Plan, and becomes 100% vested in the account for Bank of Asheville's matching and profit sharing contributions after completing five years of service with Bank of Asheville. The value of a participant's accounts under the Savings Plan becomes payable to him or her in full upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant's death. The Savings Plan also will contain provisions for withdrawals in the event of certain hardships. A participant's contributions, vested matching and profit sharing contributions of Bank of Asheville, and any income accrued on such contributions, are not subject to federal or state taxes until such time as they are withdrawn by the participant.


INDEBTEDNESS AND TRANSACTIONS OF MANAGEMENT


     Bank of Asheville has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.


     The highest aggregate outstanding balance of loans to current directors, nominees for director, executive officers and their associates, as a group, since January 1, 1999, was $136,856 which represented approximately 2.65% of Bank of Asheville's then current equity capital accounts.


     On October 1, 1998, a partnership, of which Max O. Cogburn, Sr. and his wife belong, leased the location of the Candler office to Bank of Asheville. The term of the lease is four years and Bank of Asheville has options to extend the lease for two additional three year terms. The rent on the land is $24,000 for the first two years and $30,000 for the subsequent two years. Mr. Cogburn and his wife own one-third of the leased property as tenants-by-the-entirety. All terms of the lease were reached by arms-length negotiations and were based upon an independent third party professional appraisal.



          PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Board of Directors has appointed the firm of Deloitte & Touche LLP, Certified Public Accountants, as Bank of Asheville's independent public accountants for 2000. A representative of Deloitte & Touche LLP, is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP, AS BANK OF ASHEVILLE'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS


     The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the Annual Meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.



                       PROPOSALS FOR 2001 ANNUAL MEETING


     It is anticipated that the 2001 Annual Meeting will be held on a date during April 2001. Any proposal of a shareholder which is intended to be presented at the 2001 Annual Meeting must be received by Bank of Asheville at its main office in Asheville, North Carolina no later than November 14, 2000 in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting.



                            ADDITIONAL INFORMATION


     BANK OF ASHEVILLE'S 1999 ANNUAL REPORT ON FORM 10-KSB WILL BE FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION ON OR BEFORE MARCH 31, 2000. A COPY OF THAT REPORT WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING. REQUESTS FOR COPIES SHOULD BE DIRECTED TO RANDALL C. HALL, SECRETARY, THE BANK OF ASHEVILLE, 79 WOODFIN PLACE, ASHEVILLE, NORTH CAROLINA 28801-2426.


     IN ACCORDANCE WITH REGULATIONS OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK OF ASHEVILLE'S 1999 ANNUAL DISCLOSURE STATEMENT WILL BE MADE AVAILABLE TO THE PUBLIC NO LATER THAN MARCH 31, 2000. A COPY WILL BE PROVIDED TO ANY SHAREHOLDER UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO RANDALL C. HALL, SECRETARY, THE BANK OF ASHEVILLE, 79 WOODFIN PLACE, ASHEVILLE, NORTH CAROLINA 28801-2426, TELEPHONE (828) 252-1735.

                           REGULATION AND SUPERVISION

REGULATION OF BANK OF ASHEVILLE


     Bank of Asheville is extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of Weststar and Bank of Asheville.


     STATE LAW. Bank of Asheville is subject to extensive supervision and regulation by the North Carolina Commissioner of Banks (the "Commissioner"). The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and Bank of Asheville is required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of Bank of Asheville. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.


     DEPOSIT INSURANCE. As a member institution of the FDIC, Bank of Asheville's deposits are insured up to a maximum of $100,000 per depositor through the BIF, administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The BIF assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.


     CAPITAL REQUIREMENTS. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.


     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 1999, Bank of Asheville was classified as "well-capitalized" with Tier 1 and Total Risk-Based Capital of 15.88% and 17.13% respectively.


     The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank's capital adequacy, an assessment of the bank's interest rate risk ("IRR") exposure. The standards for measuring the adequacy and effectiveness of a banking organization's IRR management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.


     Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Bank of Asheville to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.


     FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. In December, 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the FDIA and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things:


     o publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,


     o the establishment of uniform accounting standards by federal banking agencies,


     o the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,


     o additional grounds for the appointment of a conservator or receiver, and



     o restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.


     FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.


     A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.


     FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.


     MISCELLANEOUS. The dividends that may be paid by Bank of Asheville are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless Bank of Asheville's capital surplus is at least 50% of its paid-in capital. See "Comparison of the Rights of Shareholders -- Comparison of the Rights of Holders of Bank of Asheville Common Stock and Weststar Common Stock -- Payment of Dividends."


     Shareholders of banks may be compelled by the Commissioner pursuant to North Carolina law to invest additional capital in the event their bank's capital shall have become impaired by losses or otherwise. Failure to pay such an assessment could result in a forced sale of a shareholder's bank stock.


     The earnings of Bank of Asheville will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.



     The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Bank of Asheville.


     Bank of Asheville cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on Bank of Asheville's operations.


REGULATION OF WESTSTAR


     FEDERAL REGULATION. Following consummation of the Holding Company Reorganization, Weststar will be subject to examination, regulation and periodic reporting under the BHC Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.


     Weststar will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval will be required for Weststar to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.


     Weststar will be required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Weststar's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.


     The status of Weststar as a registered bank holding company under the BHC Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

     In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:


     o making or servicing loans;


     o performing certain data processing services;


     o providing discount brokerage services;


     o acting as fiduciary, investment or financial advisor;


     o leasing personal or real property;


     o making investments in corporations or projects designed primarily to promote community welfare; and


     o acquiring a savings and loan association.


     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would be applicable to the extent that Weststar maintains as a separate subsidiary a depository institution in addition to Bank of Asheville.


     Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal stockholders of Bank of Asheville, Weststar, any subsidiary of Weststar and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.


BRANCHING


     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle Act"), the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.


     North Carolina "opted-in" to the provisions of the Riegle Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

RECENT LEGISLATIVE DEVELOPMENTS


     The Gramm-Leach-Bliley Act of 1999 represents the most sweeping reform of financial services regulation in over sixty years. The Act permits the creation of new financial services holding companies that can offer a range of financial products under a regulatory regime based on the principle of functional regulation. The legislation eliminates legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services companies. The Act provides financial organizations with flexibility in structuring these new financial affiliations through a holding company structure or a financial subsidiary, with appropriate safeguards.


     On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Growth Act"), was enacted which contained a comprehensive approach to recapitalize the FDIC's Savings Association Insurance Fund (the "SAIF") and to assure payment of the Financing Corporation (the "FICO") obligations. All of Bank of Asheville's deposits are insured by the FDIC's BIF. Under the Growth Act, banks with deposits that are insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The Growth Act stipulates that the BIF assessment rate to contribute toward the FICO obligations must be equal to one-fifth the SAIF assessment rate through year-end 2000, or until the insurance funds are merged, whichever occurs first. The amount of FICO debt service to be paid by all BIF-insured institutions is approximately $0.0126 per $100 of BIF-insured deposits for each year from 1997 through 2000 when the obligation of BIF-insured institutions increases to approximately $0.0240 per $100 of BIF-insured deposits per year through the year 2019, subject in all cases to adjustments by the FDIC on a quarterly basis. The Growth Act also contained provisions protecting banks from liability for environmental clean-up costs; prohibiting credit unions sponsored by Farm Credit System banks; easing application requirements for most bank holding companies when they acquire a thrift or a permissible non-bank operation; easing Fair Credit Reporting Act restrictions between bank holding company affiliates; and reducing the regulatory burden under the Real Estate Settlement Procedures Act, the Truth-in-Savings Act, the Truth-in-Lending Act and the Home Savings Mortgage Disclosure Act.



                                 LEGAL MATTERS


     The validity of the shares of Weststar's Common Stock offered hereby has been passed upon for Weststar by Anthony Gaeta, Jr., P.A., Raleigh, North Carolina.



                                    EXPERTS


     The financial statements of Bank of Asheville included in this Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                          FORWARD LOOKING STATEMENTS


     We have made forward looking statements in this Proxy Statement-Prospectus about the financial condition, results of operations, and business of Weststar following the consummation of the Holding Company Reorganization that are subject to risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities:


     o competitive pressure in the banking industry increases significantly;


     o changes in the interest rate environment reduce margins;

     o general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;


     o no changes occur in the regulatory environment; and


     o changes occur in business conditions and the rate of inflation.


     When used in this Proxy Statement-Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to Weststar, or its management are intended to identify forward looking statements.



                      WHERE YOU CAN GET MORE INFORMATION


     Bank of Asheville files reports under the Exchange Act with the FDIC. These reports include Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. These reports, as well as annual proxy statements mailed to shareholders and other information are available for you to inspect and copy, after paying a prescribed fee, at the FDIC's public reference facilities at the Registration, Disclosure and Securities Operations Unit, 550 17th Street, N.W., Room 6043, Washington, DC 20429. The Registration, Disclosure and Securities Operations Unit telephone number is (202) 898-8908 and their fax number is (202) 898-3909. After the Holding Company Reorganization is completed, Bank of Asheville will no longer file these reports with the FDIC. Instead, Weststar will begin filing such reports with the SEC.


     Weststar has filed with the SEC a Registration Statement under the Securities Act regarding the shares of Weststar's Common Stock to be issued in the Holding Company Reorganization. This Proxy Statement-Prospectus is part of that registration statement and does not contain all of the information contained in the Registration Statement since certain portions have been omitted as the SEC permits. If you would like more information about Weststar and the Weststar stock being issued, please refer to the Registration Statement and its exhibits which you may read, without charge, at the SEC's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can make copies of all or any part of the Registration Statement at the SEC's office in Washington, D.C. upon payment of prescribed SEC fees. In addition, copies of the exhibits to the Registration Statement may be obtained from Randall C. Hall, Secretary of The Bank of Asheville, 79 Woodfin Place, Asheville, North Carolina 28801-2426 (828) 252-1735.


     We expect Weststar to be subject to the informational requirements of the Exchange Act and to file reports, proxy statements and other information with the SEC. You can inspect and copy these materials, after they have been filed, at the SEC's Public Reference Section, Room 1204, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the SEC: New York Regional Office, Room 1028, Federal Building, 26 Federal Plaza, New York, New York 10006; and Chicago Regional Office, Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. You may also copy this material at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, DC 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as Weststar, that file electronically with the SEC. The address of the SEC's Web site is (http://www.sec.gov).



                     INFORMATION INCORPORATED BY REFERENCE


     The SEC allows us to incorporate by reference information into this Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC or FDIC. The information incorporated by reference is deemed to be part of this Proxy Statement-Prospectus, except for any information superseded by information in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus incorporates by reference: The Bank of Asheville's Summary

Annual Report to Shareholders for the year ended December 31, 1999 which has been filed with the FDIC and is included as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part.


     Documents incorporated by reference are available from Bank of Asheville without charge, excluding all exhibits, unless we have specifically incorporated by reference such an exhibit in this Proxy Statement-Prospectus. Bank of Asheville shareholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from G. Gordon Greenwood, The Bank of Asheville, 79 Woodfin Place, Asheville, North Carolina 28801-2426 (828) 252-1735.


     WHEN DECIDING HOW TO CAST YOUR VOTE, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY
STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED     , 2000. YOU
SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT-PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF THE WESTSTAR COMMON STOCK SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF BANK OF ASHEVILLE


     The following discussion relates to the operations for the periods ended December 31, 1999, 1998 and 1997, respectively. Because the Bank of Asheville (the "Bank") operated for less than one year in 1997, operational results are not comparable to that of 1998; therefore, operating results of 1997 are discussed separately herein as opposed to comparatively.


FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31,
1998


     Interest income, the primary source of revenue for the Bank, was derived from interest-earning assets such as loans, investments and federal funds sold. The rate earned on interest-earning assets and dollar volume of the interest-earning assets drive interest income. Interest income totaled $2,760,318 for the year ended December 31, 1999 compared to $1,061,351 in 1998. Growth in interest income was primarily attributable to growth in interest-earning assets; the average balance of interest-earning assets increased from $13,886,850 during 1998 to $30,211,789 during 1999 or 118%.
Interest expense, derived from interest-bearing liabilities such as deposits and borrowed funds, totaled $1,128,641 for 1999 compared to $424,509 for 1998. The increase in interest expense was attributable to growth in interest-bearing liabilities. The average balance of interest-bearing liabilities grew from $8,390,404 in 1998 to $24,825,935 in 1999 or 196%. The following table sets forth the dollar amount of increase (decrease) in interest income and interest expense resulting from changes in the volume of interest-earning assets and interest-bearing liabilities and from changes in yields and rates.


                       INTEREST AND RATE/VOLUME VARIANCE
                     FOR THE YEAR ENDED DECEMBER 31, 1999



                                                                 1999 COMPARED TO 1998
                                                     ----------------------------------------------
                                                         VOLUME            RATE           TOTAL
                                                     --------------   -------------   -------------
Interest-bearing deposits in other banks .........     $   (3,213)     $     (136)     $   (3,349)
Investment securities ............................        (63,662)        (21,144)        (84,806)
Federal funds sold ...............................        (34,132)         (9,515)        (43,647)
Loans ............................................      1,830,988            (219)      1,830,769
                                                       ----------      ----------      ----------
Total interest-earning assets ....................     $1,729,981      $  (31,014)     $1,698,967
                                                       ==========      ==========      ==========
Interest-bearing deposits ........................     $  754,770      $  (24,335)     $  730,435
Borrowings .......................................        (20,483)         (5,820)        (26,303)
                                                       ----------      ----------      ----------
Total interest-bearing liabilities ...............     $  734,287      $  (30,155)     $  704,132
                                                       ==========      ==========      ==========

--------
(1) The rate/volume variance for each category has been allocated equally on a consistent basis between rate and volume variance.


     Other operating income totaled $414,864 in 1999 compared to $117,044 in 1998. Service charge fees on deposit accounts account and other fees and commissions earned account for the majority of non-interest income. During 1999, the Bank earned $272,911 from service charges on deposits accounts compared to $83,349 in 1998, an increase of 227%. Other service fees and commissions, including fees from the origination of mortgage loans, totaled $131,316 in 1999 compared to $29,162 in 1998. Mortgage loan fees in 1999 accounted for $50,339 or 38% of other fees and commissions. Miscellaneous income, primarily the fees from the sales of checks and deposit slips, provided additional income of $10,637 in 1999 compared to $4,533 in 1998. Other expenses totaled $2,018,808 in 1999 compared to $1,458,899 in 1998. Expenses increased as a result of opening a new banking office, increased personnel expense and increased supplies expense to process the banks growth in loans and deposits. Salaries and wages accounted for $1,049,339 in 1999 or 52% of other expenses compared to $715,661 or 49% in 1998. Equipment expenses totaled $201,738 in 1999 compared to $132,439 in 1998. Other non-interest expenses of $688,451 in 1999 compared to $546,671 in 1998 included sundry items such as marketing, accounting, insurance, and data processing. During the fourth quarter of

1999, a tax benefit amounting to $110,625 was recorded. The net operating loss, before cumulative effect of a change in accounting principle, totaled $178,327 or $.29 per share in 1999 compared to $974,627 or $1.60 per share in 1998. The cumulative effect of a change in accounting principle during 1999 totaled $71,326, net of taxes, or $.12 per share. The net operating loss after the cumulative effect of a change in accounting principle totaled $249,653 in 1999 compared to $974,627 in 1998. The return on average assets and equity were (.74%) and (5.05%) for 1999 compared to (6.09%) and (17.18%) in 1998. The comprehensive loss, which is the change in equity during a period excluding changes resulting from investments by shareholders and distributions to shareholders, totaled $251,596 in 1999 compared to $982,897 in 1998.


     NET INTEREST INCOME


     Net interest income (the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities, primarily deposits) represents the most significant portion of the Bank's earnings. It is management's on-going policy to maximize net interest income. Net interest income totaled $1,631,677 in 1999 compared to $636,842 in 1998. The Bank's net yield on earning assets was 5.4% and 4.6% for the years 1999 and 1998, respectively. The Bank continues efforts to maximize this spread by management of both loan and deposit rates in order to support the overall earnings growth. The following table presents the daily average balances, interest income/expense and average rates earned and paid on interest-earning assets and interest-bearing liabilities of the Bank.


                 AVERAGE BALANCES AND INTEREST INCOME ANALYSIS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                            1999                                   1998
                                          -----------------------------------------------------------------------------
                                                                       INTEREST                               INTEREST
                                              AVERAGE      AVERAGE      INCOME/        AVERAGE     AVERAGE     INCOME/
                                              BALANCE        RATE       EXPENSE        BALANCE       RATE      EXPENSE
                                          --------------- --------- -------------- -------------- --------- ------------
ASSETS:
Loans (1) ...............................  $ 24,857,014      10.0%   $ 2,492,208    $  6,596,204     10.0%   $  661,439
Taxable securities ......................     2,548,495       4.7%       123,944       3,773,274      5.5%      208,750
Federal funds sold ......................     2,780,640       5.1%       142,955       3,425,331      5.4%      186,602
Interest-bearing deposits ...............        25,640       4.7%         1,211          92,041      5.0%        4,560
                                           ------------              -----------    ------------             -----------
 Total interest-earning assets ..........    30,211,789       9.1%     2,760,318      13,886,850      7.6%    1,061,351
                                           ------------              -----------    ------------             -----------
All other assets ........................     3,617,418                                2,110,422
                                           ------------                             ------------
 Total assets ...........................  $ 33,829,207                             $ 15,997,272
                                           ------------                             ------------
LIABILITIES AND SHAREHOLDERS'
 EQUITY:
Interest-bearing deposits ...............  $ 24,796,661       4.6%   $ 1,127,022    $  8,077,958      4.9%   $  396,587
Other borrowings ........................        29,274       5.5%         1,619         312,446      8.9%       27,922
                                           ------------              -----------    ------------             -----------
 Total interest-bearing liabilities .....    24,825,935       4.6%     1,128,641       8,390,404      5.1%      424,509
Other liabilities .......................     4,067,281                                1,934,554
Shareholders' equity ....................     4,935,991                                5,672,314
                                           ------------                             ------------
Total liabilities and shareholders'
 equity .................................  $ 33,829,207                             $ 15,997,272
                                           ------------                             ------------
Net yield on earning-assets and net
 Interest income (2) ....................                     5.4%   $ 1,631,677                      4.6%   $  636,842
                                                                     -----------                             ----------
Interest rate spread (3) ................                     4.5%                                    2.5%

--------
(1) Non-accrual loans have been included.
(2) Net yield on earning assets is computed by dividing net interest earned by average earning assets.
(3) The interest rate spread is the interest-earning assets rate less the interest-bearing liabilities rate.

 LIQUIDITY AND INTEREST RATE SENSITIVITY


     The objectives of the Bank's liquidity management policy include providing adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for on-going operation of the Bank and regulatory requirements. Liquidity requirements of the Bank are met primarily through two categories of funds. The first is core deposits, which include demand deposits, savings accounts and certificates of deposits. The Bank considers these to be a stable portion of the Bank's liability mix and results of on-going stable commercial and consumer banking relationships. At December 31, 1999 and 1998 core deposits totaled $32,300,296 or 85% and $13,240,528 or 81%, respectively, of the Bank's total deposits.


     The other principal method of funding utilized by the Bank is through large denomination certificates of deposit, federal funds purchased and other short-term borrowings. The Bank's policy is to emphasize core deposit growth rather than growth through purchased or brokered liabilities as the cost of these funds is greater.


     The majority of the Bank's deposit mix is rate-sensitive instruments with rates which tend to fluctuate with market rates. This, coupled with the Bank's short-term certificates of deposit, has increased the opportunities for deposit repricing. The Bank places great significance on monitoring and managing the Bank's asset/liability position. The Bank's policy of managing its net interest margin (or net yield on interest-earning assets) is to maximize net interest income while maintaining a stable deposit base. The Bank's deposit base is not generally subject to volatility experienced in national financial markets in recent years; however, the Bank does realize the importance of minimizing such volatility while at the same time improving earnings. A common method used to manage interest rate sensitivity is to measure, over various time periods, the difference or gap between the volume of interest-earning assets and interest-bearing liabilities repricing over a specific time period. However, this method addresses only the magnitude of funding mismatches and does not address the magnitude or relative timing of rate changes. Therefore, management prepares on a regular basis, earnings projections based on a range of interest rate scenarios of rising, flat and declining rates in order to more accurately measure interest rate risk.


     Interest-bearing liabilities and the loan portfolio are generally repriced to current market rates. The Bank's balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as the market rates change. Because most of the Bank's loans are at variable rates, they reprice more rapidly than rate sensitive interest-bearing deposits. During period of rising rates, this results in increased net interest income. The opposite occurs during periods of declining rates.

     The following table reflects the Bank's rate sensitive assets and liabilities by maturity as of December 31, 1999 and is not necessarily indicative of future results.



                                        1-90           91-180           181-365          TOTAL           NON-
                                        DAYS            DAYS             DAYS           ONE YEAR      SENSITIVE        TOTAL
                                  --------------- ---------------- ---------------- --------------- -------------  --------------
Interest-earning assets:
Interest bearing deposits .......  $      2,784                                        $   2,784                      $     2,784
Federal funds sold ..............     2,110,000                                        2,110,000                        2,110,000
Investment securities ...........            --     $  2,008,996     $    499,343      2,508,339                        2,508,339
Federal Home Loan Bank
  stock .........................            --               --              ---             --       $   58,100          58,100
Loans ...........................    22,422,026        2,741,389        2,754,141     27,917,556        6,543,168      34,460,724
                                   ------------     ------------     ------------    ------------      ----------     -----------
  Total interest-earning
   assets .......................    24,534,810        4,750,385        3,253,484      32,538,679       6,601,268      39,139,947
Interest-bearing liabilities:
Time deposits ...................     2,815,269        6,716,633        7,905,034      17,436,936       1,341,765      18,778,701
All other deposits ..............    14,361,398               --               --      14,361,398              --      14,361,398
                                   ------------     ------------     ------------    ------------      ----------     -----------
  Total interest-bearing
   liabilities ..................    17,176,667        6,716,633        7,905,034      31,798,334      $1,341,765     $33,140,099
Interest sensitivity gap ........  $  7,358,143     $ (1,966,248)    $ (4,651,550)   $    740,345
Cumulative interest
  sensitivity gap ...............  $  7,358,143     $  5,391,895     $    740,345
Interest-earning assets as a
  percent of interest
  sensitive liabilities .........         142.8%            70.7%            41.2%          102.3%

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES AS OF
                               DECEMBER 31, 1999



                                                                   WITHIN         ONE TO          FIVE
                                                                    ONE            FIVE         YEARS OR
                                                                    YEAR           YEARS          MORE
                                                               -------------   ------------   -----------
Real estate -- Construction ................................   $ 6,808,752     $  343,486     $     --
Real estate -- Mortgage ....................................     9,966,789      6,151,858      844,947
Predetermined rate, maturity greater than one year .........                   $6,475,521     $844,947
Variable rate or maturing within one year ..................   $16,745,541         49,823           --

     The Bank paid an average rate of 4.6% on interest-bearing deposits during 1999 compared to 5.0% during 1998. Significant growth in deposits came from interest-bearing accounts. Interest-bearing accounts grew by $19,452,543 with time deposits accounting for $11,319,993 or 58.2%. Increased customer awareness of interest rates increases the importance of rate management by the Bank. The Bank's management continuously monitors market pricing, competitor rates, and profitability. Deposits continue to be the principal source of funds for continued growth, so the Bank attempts to structure its rates so as to promote deposit and asset growth while at the same time increasing overall profit management. The daily average amounts of deposits of the bank are summarized below.


                               AVERAGE DEPOSITS
                     FOR THE YEAR ENDED DECEMBER 31, 1999


       Non-interest bearing deposits .........    $ 3,843,578
       Interest-bearing ......................     24,796,661
                                                  -----------
       Total .................................    $28,640,239
                                                  ===========

     The above table includes deposits of $100,000 and over which at December 31, 1999 totaled $5,620,684. The table below presents the maturities of these deposits of $100,000 or more.


                  MATURITIES OF DEPOSITS OF $100,000 OR MORE
                               DECEMBER 31, 1999



                                                                                                GREATER
                                                  WITHIN          WITHIN          WITHIN          THAN
                                                  THREE            SIX            TWELVE          ONE
                                                  MONTHS          MONTHS          MONTHS          YEAR
                                              -------------   -------------   -------------   -----------
Time deposits of $100,000 or more .........    $2,083,909      $1,800,047      $1,418,309      $318,419

     CAPITAL RESOURCES


     During the third quarter of 1999, the Bank called the warrants attached to its common stock. As a result of the call, 25,731 additional shares of common stock were issued, and $257,310 in additional capital was raised. As of December 31, 1999 and 1998, the Bank's ratio of total capital to risk-adjusted assets was 17.13%, and 31.6%, respectively. Average capital to average assets totaled 14.60% and 35.46% at December 31, 1999 and 1998, respectively. The Bank remains well capitalized and fully expects to be able to meet future capital needs caused by growth and expansion as well as regulatory requirements. The Bank is not aware of any current recommendation by regulatory authorities, which if implemented would materially affect the company's liquidity, capital resources or operations.


     LOANS


     The Bank makes loans within its market area, defined as Asheville and Buncombe County, North Carolina. It makes both commercial and consumer loans. Total loans outstanding at December 31, 1999 and 1998 were $34,460,724 and $14,023,265, respectively. The Bank places emphasis on consumer loans and commercial loans to small businesses and professionals. The Bank has a diversified loan portfolio with no concentration to any one borrower or industry. The amounts and types of loans outstanding for the year ended December 31, 1999 and 1998 are as follows:



                                                        1999             1998
                                                   --------------   --------------
LOANS
Real estate
 Construction ..................................    $ 7,152,238      $ 1,780,563
 Mortgage ......................................     16,963,594        7,414,218
Commercial, financial and agricultural .........      9,926,255        4,594,259
Consumer .......................................        562,765          299,105
                                                    -----------      -----------
Total loans ....................................     34,604,852       14,088,145
Deferred origination fees, net .................       (144,128)         (64,880)
                                                    -----------      -----------
Total loans, net of deferred fees ..............    $34,460,724      $14,023,265
                                                    ===========      ===========

     Non-accrual loans at December 31, 1999 totaled $247,559, and none on December 31, 1998. If interest from non-accrual loans had been recognized in accordance with the original terms of the loans, net income for 1999 would not have been materially different from the amounts reported.


     Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed hereunder, or under "loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     Commercial, consumer and real estate mortgage loans of $27,452,614 and $12,307,582 at 1999 and 1998, respectively, are loans for which the principal source of repayment is derived from the ongoing cash flow of the business or individual. Real estate construction loans of $7,152,238 and $1,780,563 at 1999 and 1998, respectively, are loans for which the principal source of repayment comes from the sale of real estate or from obtaining permanent financing.


     PROVISION AND ALLOWANCE FOR LOAN LOSSES


     Management determines the allowance for loan losses based on a number of factors including reviewing and evaluating the Bank's loan portfolio in order to identify potential problem loans, credit concentrations and other risk factors connected to the loan portfolio as well as current and projected economic conditions locally and nationally. Upon loan origination, management evaluates the relative quality of each loan and assigns a corresponding grade. All loans are periodically reviewed to determine whether any changes in these loan grades are necessary. This loan grading system assists management in determining the overall risk in the loan portfolio. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.


     Management realizes that general economic trends greatly affect loan losses and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizable additions to the allowance, thus necessitating similarly sizable charges to operations. The allowance for loan losses was 1.53% and 1.56% of total loans outstanding at December 31, 1999 and 1998, respectively, which was consistent with both management's desire for strong reserves and the credit quality ratings of the loan portfolio. The ratio of net charge-offs to average loans outstanding during the year was .03% and
 .8%., during 1999 and 1998, respectively. This ratio reflects management's conservative lending and effective efforts to recover credit losses.


                   CHANGES IN THE ALLOWANCE FOR LOAN LOSSES



                                                                              1999           1998         1997
                                                                          ------------   ------------   --------
Balance at beginning of period ........................................    $ 218,719      $   3,200      $   --
Loans charged-off:
  Commercial, financial and agricultural ..............................      (16,453)       (55,522)         --
  Consumer ............................................................       (2,114)          (316)         --
                                                                           ---------      ---------
Total charge-offs .....................................................      (18,567)       (55,838)         --
Recoveries of loans previously charged-off:
  Commercial, financial and agricultural ..............................       11,971          1,743          --
                                                                           ---------      ---------
Net charge-offs .......................................................       (6,596)       (54,095)         --
Additions charged to operations .......................................      316,685        269,614       3,200
                                                                           ---------      ---------      ------
Balance at end of period ..............................................    $ 528,808      $ 218,719      $3,200
                                                                           =========      =========      ======
Ratio of net charge-offs during the period to average loans outstanding
  during the period ...................................................          .03%            .8%         --

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                          DECEMBER 31, 1999 AND 1998



                                                             1999                      1998
                                                   ------------------------   -----------------------
                                                                   PERCENT                   PERCENT
                                                                  OF TOTAL                   OF TOTAL
                                                      AMOUNT        LOANS        AMOUNT       LOANS
                                                   -----------   ----------   -----------   ---------
Real estate ....................................    $367,917          70%      $140,500         65%
Commercial, financial and agricultural .........     150,445          29%        68,040         33%
Consumer .......................................       8,650           1%         4,340          2%
                                                                      --                        --
Unallocated ....................................       1,796                      5,839
                                                    --------                   --------
Total allowance ................................    $528,808         100%      $218,719        100%
                                                    ========         ===       ========        ===

     INVESTMENT SECURITIES


     At December 31, 1999 and 1998, securities carried at market value totaled $2,502,411 and $2,085,000, respectively, with amortized costs of $2,508,339 and $2,087,778, respectively. All investment securities are available for sale. Securities available for sale are securities which will be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk or the need to increase regulatory capital or other similar factors.


                   MATURITIES AND YIELDS OF DEBT SECURITIES
                          DECEMBER 31, 1999 AND 1998


DECEMBER 31, 1999
AVAILABLE FOR SALE: (1)

                                                                 REMAINING
                                        WITHIN                    AVERAGE
TYPE                                    1 YEAR        YIELD        LIFE
----------------------------------   ------------   ---------   ----------
U.S. Treasury Notes ..............   $  749,505         5.5%    6 months
U.S. Government Agencies .........    1,758,834         5.5%    4 months
                                     ----------         ---
Total ............................   $2,508,339         5.5%
                                     ==========

DECEMBER 31, 1998
AVAILABLE FOR SALE: (1)

                                                                 REMAINING
                                        WITHIN                    AVERAGE
TYPE                                    1 YEAR        YIELD        LIFE
----------------------------------   ------------   ---------   ----------
U.S. Treasury Notes ..............   $  604,288         4.6%     7 months
U.S. Government Agencies .........    1,483,490         5.4%     2 months
                                     ----------         ---
Total ............................   $2,087,778         5.2%
                                     ==========

--------
(1) Securities available for sale are stated at amortized cost.


     In February 1999, the Bank opened its first full-service office outside of the main office. A modular unit currently serves as the banking office. The Bank owns the modular unit, but leases the property on which the unit is located. Terms of the lease are consistent with current market rates for such leases. During 1999, the new office, known as the Candler Office, generated approximately $720 thousand in loans and $9.1 million in deposits.


     During the second quarter of 1998, the Bank purchased the first floor of 79 Woodfin Place, where the main office is located. The Bank owns approximately 10,000 square feet of operating space, but leases approximately 5,000 square feet to other tenants.

 YEAR 2000 ISSUES


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. While in the process of organizing the Bank, management reviewed all proposed systems for Year 2000 compliance. Systems that were either not compliant or not substantially compliant were removed from further consideration. The Bank tested its software and did not have any significant systems that required modification. The Bank inquired of certain major customers and vendors regarding Year 2000 compliance; however, no assurances were given as to such compliance by its customers and vendors. The Bank also developed contingency plans, which were based on actual testing experience and assessments of outside risks. No significant expenditures were incurred by the Bank to develop or test the systems relative to Year 2000 issues.


     As of January 25, 2000, the Bank has not encountered any unforeseen complications or issues not previously addressed in its assessment. If any unforeseen complications or issues arise, additional resources would be committed to complete the necessary conversions in the required time frame. However, since the Bank has no reason to believe that it will need to use additional resources, no estimate as to their cost has been made.


     INFLATION


     Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than inflation. Interest rates generally increase as the rate of inflation increase, but the magnitude of the change in rates may not be the same.


     While the effect of inflation is normally not as significant as in the influence on those businesses which have large investments in plant and inventories, it does have an effect. There are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increase operating expense.


FOR THE PERIOD ENDED DECEMBER 31, 1997


     The Bank began operations on December 1, 1997. The opening balance sheet reflected $6,572,712 in total assets. Assets were comprised primarily of $4,990,000 in federal funds sold; $751,416 in interest-bearing balances due from financial institutions, $148,345 in organizational costs and $398,423 in premises and equipment. Liabilities totaled $290,517 of which $184,016 represented accounts payable for services and products acquired. Total equity was $6,282,196. Equity was comprised of 607,557 shares of $5.00 par value common stock, which sold for $11.00 per share. Beginning capital was $6,505,514, net of $177,614 broker fees. Net pre-opening expenses totaled $204,690. Pre-opening expenses, which are not capitalized, consisted of costs such as salaries and benefits, rent, utilities, printing/postage, advertising and supplies.


     From December 1, 1997 to December 31, 1997 assets had grown $1,607,853 or 24.5% to $8,180,565. The increase was attributable to the $1,772,920 growth in deposits during the month of operations. Approximately 34% or $1,334,476 of the Bank's deposits were in the form of demand deposits, including NOW and Money market accounts. At December 31, 1997, the aggregate amount of certificates of deposit and other time deposits of the Bank, in amounts greater than or equal to $100,000 was $200,000. The following table presents the maturity of these certificates of deposit at December 31, 1997.


            Over 3 months through 12 months .........    $200,000

     Interest-earning assets reflected $3,790,000 in federal funds sold; $2,977,342 in investments (gross of $10,768 net unrealized gains) and $214,126 in gross loans outstanding. Set forth below is selected data related to the composition of the Bank's loan portfolio by type at December 31, 1997.



                                                                           PERCENT
                                                               AMOUNT      OF TOTAL
                                                            -----------   ---------
         Commercial, financial and agricultural .........    $ 19,630          9%
         Consumer .......................................     194,928         91%
                                                             --------
         Subtotal .......................................     214,558
         Net deferred loan origination fees .............        (432)        --
                                                             --------         --
         Total ..........................................    $214,126        100%
                                                             --------        ---

     The following table sets forth maturities and sensitivities of certain types to changes in interest rates at December 31, 1997. The table is based on contractual maturities and does not include prepayments.



                                                                  DUE IN 1
                                                                YEAR OR LESS
                                                               -------------
            Commercial, financial and agricultural .........      $19,630

     An allowance for loan losses in the amount of $3,200 was established at December 31, 1997. The allowance was general in nature and not allocated to any particular class of loans.


     Net premises and equipment were $550,220 or 6.7% of total assets. Liabilities consisted primarily of deposits and a note payable. During the month of operation, 216 deposit accounts were opened which reflected balances of $1,772,920 at December 31, 1997. A note payable in the amount of $150,000 was incurred to finance the upfitting of the banking facility. The note bears an interest rate of prime plus 1% and is repayable over a 3 year period. Shareholders' equity was $6,145,472 including an accumulated deficit of $366,616 or $.60 per share, and an unrealized gain on securities available for sale (net of deferred income taxes) of $6,574. The Bank's capital to assets was 75.1% at December 31, 1997. Warrants outstanding totaled 60,360 at December 31, 1997. If exercised in full, these warrants would provide an additional $666,930 in capital.


     The net operating loss, before other comprehensive income, incurred from October 29, 1997 (date of incorporation) to December 31, 1997 totaled $161,926. During the period, interest income totaled $100,855. The net operating loss adjusted for comprehensive income totaled $155,352. Interest expense on interest-bearing liabilities was $3,552. The Bank contributed $3,200 to the loan loss reserve for a reserve of 1.5% to gross loans outstanding. Non-interest income amounted to $1,103. Other expenses totaled $232,939. The net loss before provision for income taxes totaled $137,823. As a result of net deferred income tax credits, a provision for income taxes was incurred in the amount of $24,103. The accumulated deficit (the accumulation of pre-opening and post opening losses) totaled $366,616.


FORWARD LOOKING STATEMENTS


     The foregoing discussion may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing strategies of the Bank's customers, actions of government regulators, or general economic conditions.

                         INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders of The Bank of Asheville:


     We have audited the accompanying balance sheets of The Bank of Asheville (the "Bank") as of December 31, 1999 and 1998 and the related statements of operations, changes in shareholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and the period from October 29, 1997 (date of incorporation) to December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Bank at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the period from October 29, 1997 (date of incorporation) to December 31, 1997, in conformity with generally accepted accounting principles.



                                          /S/ DELOITTE & TOUCHE LLP



January 25, 2000
Hickory, North Carolina

                             THE BANK OF ASHEVILLE


                                 BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998



                                                                                         1999              1998
                                                                                   ------------------------------
ASSETS:
  Cash and cash equivalents (Notes 1, 7 and 12):
   Cash and due from banks .....................................................    $  1,892,403      $    676,714
   Interest-bearing deposits ...................................................           2,784            99,000
   Federal funds sold ..........................................................       2,110,000         2,770,000
                                                                                    ------------      ------------
     Total cash and cash equivalents ...........................................       4,005,187         3,545,714
                                                                                    ------------      ------------
  Investment securities (Notes 1, 2 and 12) -- available for sale, at fair value
   (amortized cost of $2,508,339 and $2,087,778 at December 31, 1999 and
   1998, respectively) .........................................................       2,502,411         2,085,000
                                                                                    ------------      ------------
  Loans (Notes 3 and 12) .......................................................      34,460,724        14,023,265
  Allowance for loan losses (Notes 1 and 4) ....................................        (528,808)         (218,719)
                                                                                    ------------      ------------
  Net loans ....................................................................      33,931,916        13,804,546
  Premises and equipment, net (Notes 1, 5 and 9) ...............................       2,455,507         2,200,051
  Accrued interest receivable ..................................................         220,151           100,039
  Federal Home Loan Bank stock, at cost ........................................          58,100                --
  Organizational costs, net (Note 1) ...........................................              --           116,203
  Deferred income taxes ........................................................         133,688                --
  Other assets .................................................................          61,137            41,142
                                                                                    ------------      ------------
TOTAL ..........................................................................    $ 43,368,097      $ 21,892,695
                                                                                    ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Deposits (Note 6):
   Demand ......................................................................    $  4,780,881      $  2,759,092
   NOW accounts ................................................................       3,154,225         1,820,714
   Money market accounts .......................................................      10,623,376         4,079,314
   Savings .....................................................................         583,797           328,820
   Time deposits of $100,000 or more............................................       5,620,684         3,206,120
   Other time deposits .........................................................      13,158,017         4,252,588
                                                                                    ------------      ------------
     Total deposits ............................................................      37,920,980        16,446,648
  Accrued interest payable .....................................................         159,149            64,497
  Deferred income taxes ........................................................              --            23,021
  Other liabilities ............................................................         119,569           195,954
                                                                                    ------------      ------------
     Total liabilities .........................................................      38,199,698        16,730,120
                                                                                    ------------      ------------
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDERS' EQUITY (Notes 1 and 10):
  Common stock, $5 par value, authorized--10,000,000 shares; outstanding shares -- 633,298 and 607,557 at December 31, 1999 and 1998,
   respectively ................................................................       3,166,490         3,037,785
  Additional paid-in capital ...................................................       3,596,444         3,467,729
  Accumulated deficit ..........................................................      (1,590,896)       (1,341,243)
  Accumulated other comprehensive loss (Note 2) ................................          (3,639)           (1,696)
                                                                                    ------------      ------------
     Total shareholders' equity ................................................       5,168,399         5,162,575
                                                                                    ------------      ------------
TOTAL ..........................................................................    $ 43,368,097      $ 21,892,695
                                                                                    ============      ============

                       See notes to financial statements.

                             THE BANK OF ASHEVILLE


                            STATEMENTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997
                  (DATE OF INCORPORATION) TO DECEMBER 31, 1997



                                                                          1999            1998            1997
                                                                     -------------   -------------   -------------
INTEREST INCOME:
 Interest and fees on loans ......................................    $2,492,208      $  661,439      $    1,262
 Federal funds sold ..............................................       142,955         186,602          24,947
 Interest-bearing deposits .......................................         1,211           4,560          64,482
 Investments:
   U. S. Treasuries ..............................................        26,129          64,213           5,000
   U. S. Government agencies .....................................        95,105         144,537           5,164
   Corporate dividends ...........................................         2,710              --              --
                                                                      ----------      ----------      ----------
    Total interest income ........................................     2,760,318       1,061,351         100,855
                                                                      ----------      ----------      ----------
INTEREST EXPENSE:
 Time deposits of $100,000 or more................................       189,677         109,687             581
 Other time and savings deposits .................................       937,345         286,900           1,860
 Federal funds purchased .........................................         1,522              --              --
 Note payable ....................................................            --          27,922           1,111
 Other interest expense ..........................................            97              --              --
                                                                      ----------      ----------      ----------
    Total interest expense .......................................     1,128,641         424,509           3,552
                                                                      ----------      ----------      ----------
NET INTEREST INCOME ..............................................     1,631,677         636,842          97,303
PROVISION FOR LOAN LOSSES (Notes 1 and 4) ........................       316,685         269,614           3,200
                                                                      ----------      ----------      ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ..............     1,314,992         367,228          94,103
                                                                      ----------      ----------      ----------
OTHER INCOME:
 Service charges on deposit accounts .............................       272,911          83,349              30
 Other service fees and commissions ..............................       131,316          29,162             563
 Other ...........................................................        10,637           4,533             420
                                                                      ----------      ----------      ----------
    Total other income ...........................................       414,864         117,044           1,013
                                                                      ----------      ----------      ----------
OTHER EXPENSES:
 Salaries and wages ..............................................       941,253         649,415          98,119
 Employee benefits ...............................................       108,086          66,246           9,467
 Occupancy expense, net ..........................................        79,280          64,128           4,299
 Equipment rentals, depreciation and maintenance .................       201,738         132,439          29,526
 Other ...........................................................       688,451         546,671          91,528
                                                                      ----------      ----------      ----------
    Total other expenses .........................................     2,018,808       1,458,899         232,939
                                                                      ----------      ----------      ----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE AND INCOME TAXES ......................................      (288,952)       (974,627)       (137,823)
INCOME TAX PROVISION (BENEFIT) (Notes 1 and 8) ...................      (110,625)             --          24,103
                                                                      ----------      ----------      ----------
NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE ............................................      (178,327)       (974,627)       (161,926)
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE,
 NET OF TAX BENEFIT OF $44,877 (Note 1)...........................       (71,326)             --              --
                                                                      ----------      ----------      ----------
NET LOSS .........................................................      (249,653)       (974,627)       (161,926)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX -- Unrealized
 holding gains (losses) on securities available for sale .........        (1,943)         (8,270)          6,574
                                                                      ----------      ----------      ----------
COMPREHENSIVE LOSS ...............................................    $ (251,596)     $ (982,897)     $ (155,352)
                                                                      ==========      ==========      ==========
BASIC NET LOSS PER SHARE BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE ..................................          (.29)          (1.60)           (.27)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE ..............          (.12)             --              --
                                                                      ----------      ----------      ----------
BASIC NET LOSS PER SHARE .........................................    $     (.41)     $    (1.60)     $     (.27)
                                                                      ==========      ==========      ==========

                       See notes to financial statements

                             THE BANK OF ASHEVILLE


                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

  YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997
                  (DATE OF INCORPORATION) TO DECEMBER 31, 1997



                                                                                                         TOTAL
                                                                                       ACCUMULATED    SHAREHOLDERS'
                                     COMMON STOCK        ADDITIONAL                       OTHER          EQUITY
                                -----------------------    PAID-IN     ACCUMULATED    COMPREHENSIVE     (NOTES 1
                                  SHARES      AMOUNT       CAPITAL       DEFICIT      INCOME (LOSS)      AND 10)
                                --------- ------------- ------------ --------------- ---------------  -------------
--------------
BALANCE, OCTOBER 29,
 1997 ........................   607,557   $3,037,785    $3,467,729   $   (204,690)     $     --       $6,300,824
 Net change in unrealized gain
   on securities available for
   sale ......................        --           --            --             --         6,574            6,574
 Net loss ....................        --           --            --       (161,926)           --         (161,926)
                                 -------   ----------    ----------   ------------      --------       ----------
BALANCE, DECEMBER 31,
 1997 ........................   607,557    3,037,785     3,467,729       (366,616)        6,574        6,145,472
 Net change in unrealized gain
   on securities available for
   sale ......................        --           --            --             --        (8,270)          (8,270)
 Net loss ....................        --           --            --       (974,627)           --         (974,627)
                                 -------   ----------    ----------   ------------      --------       ----------
BALANCE, DECEMBER 31,
 1998 ........................   607,557    3,037,785     3,467,729     (1,341,243)       (1,696)       5,162,575
 Net change in unrealized loss
   on securities available for
   sale ......................        --           --            --             --        (1,943)          (1,943)
 Warrants exercised ..........    25,741      128,705       128,715             --            --          257,420
 Net loss ....................        --           --            --       (249,653)           --         (249,653)
                                 -------   ----------    ----------   ------------      --------       ----------
BALANCE, DECEMBER 31,
 1999 ........................   633,298   $3,166,490    $3,596,444   $ (1,590,896)     $ (3,639)      $5,168,399
                                 =======   ==========    ==========   ============      ========       ==========

                       See notes to financial statements.

                             THE BANK OF ASHEVILLE


                            STATEMENTS OF CASH FLOWS

  YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997
                  (DATE OF INCORPORATION) TO DECEMBER 31, 1997



                                                                           1999               1998               1997
                                                                     ----------------   ----------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .......................................................    $    (249,653)     $    (974,627)     $    (161,926)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
   Depreciation ..................................................          173,617             97,946             27,047
   Amortization of organization costs ............................               --             29,669              2,472
   Provision for loan loss .......................................          316,685            269,614              3,200
   Premium amortization and discount accretion, net ..............          (70,843)          (116,570)              (126)
   Deferred income tax (benefit) provision .......................         (155,502)                --             24,103
   Cumulative effect of a change in accounting principle .........          116,203                 --                 --
   Increase in accrued interest receivable .......................         (120,112)           (71,952)           (28,087)
   Increase (decrease) in accrued interest payable ...............           94,652             62,358             (4,077)
   (Increase) decrease in other assets ...........................          (19,981)            13,393             28,478
   (Decrease) increase in other liabilities ......................          (76,398)           114,216             26,088
                                                                      -------------      -------------         ------------
    Net cash provided by (used in) operating activities ..........            8,668           (575,953)           (82,828)
                                                                      -------------      -------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale .....................       (4,449,719)        (7,087,865)        (2,977,217)
  Maturities of securities available for sale ....................        4,100,000          8,094,000                 --
  Net increase in loans ..........................................      (20,444,055)       (13,863,234)          (214,126)
  Additions to premises and equipment ............................         (429,073)        (1,747,777)          (461,440)
  Purchases of Federal Home Loan Bank stock ......................          (58,100)                --                 --
                                                                      -------------      -------------         ------------
    Net cash used in investing activities ........................      (21,280,947)       (14,604,876)        (3,652,783)
                                                                      -------------      -------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits, NOW accounts and savings
   accounts ......................................................       10,154,339          7,654,464          1,333,476
  Net increase in certificates of deposits .......................       11,319,993          7,019,264            439,444
  Proceeds from notes payable ....................................               --            990,000            150,000
  Repayment of notes payable .....................................               --         (1,140,000)               --
  Issuance of common stock .......................................          257,420                 --                 --
                                                                      -------------      -------------         ------------
    Net cash provided by financing activities ....................       21,731,752         14,523,728          1,922,920
                                                                      -------------      -------------         ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS ....................................................          459,473           (657,101)        (1,812,691)
CASH AND CASH EQUIVALENTS:
  Beginning of period ............................................        3,545,714          4,202,815          6,015,506
                                                                      -------------      -------------         ------------
  End of period ..................................................    $   4,005,187      $   3,545,714      $   4,202,815
                                                                      =============      =============         ============
SUPPLEMENTAL DISCLOSURE -- Cash paid during the
  period for interest ............................................    $   1,033,989      $     362,151      $       7,629
                                                                      =============      =============         ============

                      See notes to financial statements.

                             THE BANK OF ASHEVILLE


                         NOTES TO FINANCIAL STATEMENTS

  YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997
                 (DATE OF INCORPORATION) TO DECEMBER 31, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     ORGANIZATION - The Bank of Asheville (the "Bank") is a state chartered commercial bank headquartered in Asheville, North Carolina and provides consumer and commercial banking services in the Buncombe County and surrounding areas. The Bank was organized and incorporated in North Carolina on October 29, 1997 and began accepting deposits and making loans on December 1, 1997.


     Prior to receiving a bank charter and articles of incorporation, the Bank conducted an initial public offering of its common stock. Net proceeds from the public offering were $6,505,514 representing 607,557 shares of common stock sold at $11.00 per share net of costs. Operations prior to incorporation consisted only of organizational activities and the sale of common stock.


     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.


     INVESTMENT SECURITIES - Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held-to-maturity securities or trading securities and equity securities not classified as trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses reported as other comprehensive income. Gains and losses on held for investment securities are recognized at the time of sale based upon the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Premiums and discounts are recognized in interest expense, or interest income, respectively, using the interest method over the period to maturity. Transfers of securities between classifications are accounted for at fair value. The Bank has not classified any securities as trading or held-to-maturity securities.


     LOANS - Loans held for investment are stated at the amount of unpaid principal, reduced by an allowance for loan losses.


     ALLOWANCE FOR LOAN LOSSES - The provision for loan losses charged to operations is an amount which management believes is sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond the Bank's control. Unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses.


     Loans that are deemed to be impaired (i.e., probable that the Bank will be unable to collect all amounts due according to the terms of the loan agreement) are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. A valuation reserve is established to record the difference between the stated loan amount and the loan's present value, market value,

                             THE BANK OF ASHEVILLE
                 NOTES TO FINANCIAL STATEMENTS  -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

or fair value of the collateral, as appropriate, of the impaired loan. Impaired loans may be valued on a loan-by-loan basis (e.g., loans with risk characteristics unique to an individual borrower) or on an aggregate basis (e.g., loans with similar risk characteristics). As of December 31, 1999 and 1998, there were no loans within the Bank's portfolio that were considered to be impaired.


     PREMISES AND EQUIPMENT AND OTHER LONG-LIVED ASSETS - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization, computed by the straight-line method, are charged to operations over the properties' estimated useful lives, which range from 25 to 50 years for buildings, 5 to 15 years for furniture and equipment or, in the case of leasehold improvements, the term of the lease, if shorter. Maintenance and repairs are charged to operations in the year incurred. Gains and losses on dispositions are included in current operations.


     The Bank reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows is less than the stated amount of the asset, an impairment loss is recognized.


     INCOME TAXES - Deferred income taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting bases of assets and liabilities are reflected in the balance sheet at the tax rates expected to be in effect when the differences reverse. A valuation allowance is provided as a reserve against deferred tax assets when realization is deemed not to be likely. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


     INTEREST INCOME AND EXPENSE - The Bank utilizes the accrual method of accounting. Substantially all loans earn interest on the level yield method based on the daily outstanding balance. The accrual of interest is discontinued when, in management's judgment, the interest may not be collected.


     The Bank defers the immediate recognition of certain loan origination fees and certain loan origination costs when new loans are originated and amortizes these deferred amounts over the life of each related loan as an adjustment to interest income.


     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     NET LOSS PER SHARE - Basic net loss per common share amount has been computed using the weighted average number of shares of common stock outstanding during the respective period (615,521 shares in 1999 and 607,557 shares in 1998 and 1997). There were no potentially dilutive securities during 1999, 1998 and 1997.


     NEW ACCOUNTING STANDARDS - In April 1998, the AICPA issued Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, which provides additional guidance on the financial reporting of start-up and organizational costs, requiring such costs to be expensed as incurred. As a result, the Bank wrote off its

                             THE BANK OF ASHEVILLE
                 NOTES TO FINANCIAL STATEMENTS  -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

unamortized start-up and organizational costs of $116,203 as of January 1, 1999 as a cumulative effect of a change in accounting principle.


     In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative. The statement is effective for the Bank's fiscal year 2001 financial statements and may not be applied retroactively. The Bank has not yet completed its analysis of the effects of this new standard on its results of operations or financial position.


2. INVESTMENT SECURITIES


     The amortized cost, gross unrealized gains and losses and fair values of investment securities at December 31, 1999 and 1998 are as follows:


     Available-for-sale securities consist of the following at December 31, 1999:



                                                                                   UNREALIZED
                                                                             -----------------------
                                                               AMORTIZED                                    FAIR
TYPE AND MATURITY GROUP                                          COST         GAINS        LOSSES           VALUE
---------------------------------------------------------   --------------   -------   -------------   --------------
 U. S. Treasury due -- within 1 year ....................    $   749,505       $--       $    (595)     $    748,910
 U. S. Government agencies due -- within 1 year .........      1,758,834        --          (5,333)        1,753,501
                                                             -----------       ---       ---------        -----------
 Total at December 31, 1999 .............................    $ 2,508,339       $--       $  (5,928)     $  2,502,411
                                                             ===========       ===       =========        ===========

     Available-for-sale securities consist of the following at December 31, 1998:



                                                                                   UNREALIZED
                                                                             -----------------------
                                                               AMORTIZED                                    FAIR
TYPE AND MATURITY GROUP                                          COST         GAINS        LOSSES           VALUE
---------------------------------------------------------   --------------   -------   -------------   --------------
 U. S. Treasury due -- within 1 year ....................    $   604,288      $ 212      $      --       $   604,500
 U. S. Government agencies due -- within 1 year .........      1,483,490         --         (2,990)        1,480,500
                                                             -----------      -----      ---------        -----------
 Total at December 31, 1998 .............................    $ 2,087,778      $ 212      $  (2,990)     $  2,085,000
                                                             ===========      =====      =========        ===========

3. LOANS


     Loans at December 31, 1999 and 1998 classified by type, are as follows:



                                                          1999               1998
                                                    ----------------   ----------------
 Real estate:
   Construction .................................     $  7,152,238       $  1,780,563
   Mortgage .....................................       16,963,594          7,414,218
 Commercial, financial and agricultural .........        9,926,255          4,594,259
 Consumer .......................................          562,765            299,105
                                                      ------------       ------------
      Subtotal ..................................       34,604,852         14,088,145
 Net deferred loan origination fees .............         (144,128)           (64,880)
                                                      ------------       ------------
 Total ..........................................     $ 34,460,724       $ 14,023,265
                                                      ============       ============


                             THE BANK OF ASHEVILLE
                 NOTES TO FINANCIAL STATEMENTS  -- (CONTINUED)

3. LOANS -- (CONTINUED)

     Non-performing assets at December 31, 1999 and 1998 are as follows:



                                    1999        1998
                                ------------   -----
 Non-accrual loans ..........    $ 247,559     $--

     No loans have been restructured during the 1997, 1998 or 1999 periods.


     Directors and officers of the Bank and companies with which they are affiliated are customers of and borrowers from the Bank in the ordinary course of business. At December 31, 1999 and 1998, directors' and principal officers' direct and indirect indebtedness to the Bank aggregated $136,856 and $131,870, respectively.


4. ALLOWANCE FOR LOAN LOSSES


     Changes in the allowance for loan losses for the periods ended December 31, 1999, 1998 and 1997 are as follows:



                                                  1999           1998          1997
                                              ------------   ------------   ----------
 Balance at beginning of period ...........    $ 218,719      $   3,200      $    --
 Additions charged to operations ..........      316,685        269,614        3,200
 Charge-offs ..............................      (18,567)       (55,838)          --
 Recoveries ...............................       11,971          1,743           --
                                               ---------      ---------      -------
 Balance at end of period .................    $ 528,808      $ 218,719      $ 3,200
                                               =========      =========      =======

5. PREMISES AND EQUIPMENT


     Premises and equipment at December 31, 1999 and 1998 are as follows:



                                                                    1999              1998
                                                              ---------------   ---------------
  Land ....................................................     $   113,900       $   113,900
  Land improvements .......................................         121,874                --
  Building and improvements ...............................       1,475,842         1,182,107
  Furniture and equipment .................................         744,064           502,472
  Leasehold improvements ..................................         287,852           287,852
  Construction in progress ................................          10,585           238,714
                                                                -----------       -----------
      Total ...............................................       2,754,117         2,325,045
  Less accumulated depreciation and amortization ..........        (298,610)         (124,994)
                                                                -----------       -----------
  Total ...................................................     $ 2,455,507       $ 2,200,051
                                                                ===========       ===========

                             THE BANK OF ASHEVILLE
                 NOTES TO FINANCIAL STATEMENTS  -- (CONTINUED)

6. DEPOSIT ACCOUNTS
     At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more are as follows:


 Within three months ...........    $ 2,083,909
 Within six months .............      1,800,047
 Within twelve months ..........      1,418,309
 Greater than one year .........        318,419
                                    -----------
 Total .........................    $ 5,620,684
                                    ===========

7. NOTE PAYABLE


     A 9.5% note payable, due in monthly installments of $4,805, was repaid in full as of December 31, 1998.


8. INCOME TAXES


     The income tax benefits for 1997 and 1999 were comprised solely of deferred tax benefits.


     For the years ended December 31, 1999 and 1998, a deferred tax benefit of $1,207 and $1,082, respectively, was allocated to other comprehensive income as the tax effect of the unrealized loss on investment securities available for sale.

                             THE BANK OF ASHEVILLE
                 NOTES TO FINANCIAL STATEMENTS  -- (CONTINUED)

8. INCOME TAXES -- (CONTINUED)

     A reconciliation of reported income tax benefit for the periods ended December 31, 1999, 1998 and 1997 to the amount of tax benefit computed by multiplying the loss before income taxes by the statutory federal income tax rate of 34% follows:



                                                                         1999              1998              1997
                                                                   ---------------   --------------- ---------------
Tax benefit at statutory rate ..................................     $  (137,757)      $  (331,373)      $  (116,454)
Increase (decrease) in income tax benefit resulting from:
  State income tax benefit net of federal tax benefit ..........         (17,745)          (54,115)          (16,955)
  Valuation allowance ..........................................              --           385,488           157,512
                                                                     -----------       -----------        -----------
Income taxes reported ..........................................     $  (155,502)      $        --       $    24,103
                                                                     ===========       ===========        ===========

     The tax effect of the cumulative temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:



1999                                                              ASSETS       LIABILITIES        TOTAL
------------------------------------------------------------   ------------   -------------   ------------
 Net operating loss carryforward ...........................    $  468,180                     $  468,180
 Contribution carryforward .................................         8,164                          8,164
 Allowance for loan losses .................................       180,792                        180,792
 Unrealized loss on securities available for sale ..........         2,289                          2,289
 Depreciation ..............................................            --     $  (58,707)        (58,707)
 Capitalized start-up expenditures .........................        68,351             --          68,351
 Capitalized organization costs ............................        33,420             --          33,420
 Prepaid expenses ..........................................            --        (20,554)        (20,554)
 Other, net ................................................            --         (5,247)         (5,247)
 Valuation allowance .......................................      (543,000)            --        (543,000)
                                                                ----------     ----------      ----------
 Total .....................................................    $  218,196     $  (84,508)     $  133,688
                                                                ==========     ==========      ==========


1998                                                              ASSETS       LIABILITIES         TOTAL
------------------------------------------------------------   ------------   -------------   --------------
 Net operating loss carryforward ...........................    $  445,757                      $  445,757
 Contribution carryforward .................................         5,753                           5,753
 Allowance for loan losses .................................        53,189                          53,189
 Unrealized loss on securities available for sale ..........         1,082                           1,082
 Depreciation ..............................................            --     $  (28,394)         (28,394)
 Capitalized start-up expenditures .........................        66,680             --           66,680
 Prepaid expenses ..........................................            --         (6,936)          (6,936)
 Other, net ................................................            --        (17,152)         (17,152)
 Valuation allowance .......................................      (543,000)            --         (543,000)
                                                                ----------     ----------       ----------
 Total .....................................................    $   29,461     $  (52,482)      $  (23,021)
                                                                ==========     ==========       ==========

     As of December 31, 1999, federal and state operating loss carryovers of approximately $1,190,000 and $1,358,000, respectively, are available to offset future federal and state taxable income. The carryover period is 5 years for state and 20 years for federal, which will result in expirations of varying amounts.


     The Bank has a charitable contribution carryforward of $24,011 available to reduce federal taxable income. This credit will expire in year 2003.

                             THE BANK OF ASHEVILLE
                 NOTES TO FINANCIAL STATEMENTS  -- (CONTINUED)

8. INCOME TAXES -- (CONTINUED)

     Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance at December 31, 1999 reduces deferred tax assets to an amount that represents management's best estimate of the amount of such deferred tax assets which more likely than not will be realized.


9. LEASES


     The Bank leases the banking facility premises and equipment under operating lease agreements. Future minimum rental payments are as follows:


  2000 ...............    $ 34,045
  2001 ...............      33,473
  2002 ...............      24,525
  Thereafter .........          --
                          --------
  Total ..............    $ 92,043
                          ========

     The land for a branch office is leased from a partnership that includes a director of the Bank. The annual rental is $24,000. Rental expense charged to operations under all operating lease agreements was $45,529, $46,910 and $25,265 for the periods ended December 31, 1999, 1998 and 1997, respectively.


10. REGULATION AND REGULATORY RESTRICTIONS


     The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the North Carolina State Banking Commission.


     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1999, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Management believes, as of December 31, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject. To be categorized as adequately capitalized under the regulatory framework for prompt corrective action, the Bank must monitor the minimum capital ratios as set forth in the table below. The Bank's actual capital amounts and ratios are also presented in the table (dollar amounts in thousands):

                             THE BANK OF ASHEVILLE
                 NOTES TO FINANCIAL STATEMENTS  -- (CONTINUED)

10. REGULATION AND REGULATORY RESTRICTIONS -- (CONTINUED)


                                                                                                       TO BE WELL
                                                                                                   CAPITALIZED UNDER
                                                                                 FOR CAPITAL       PROMPT CORRECTIVE
                                                             ACTUAL           ADEQUACY PURPOSES    ACTION PROVISIONS
                                                     ---------------------- --------------------- --------------------
                                                       AMOUNT      RATIO      AMOUNT      RATIO    AMOUNT      RATIO
                                                     ---------- ----------- ---------- ---------- --------   ----------
As of December 31, 1999:
  Total Capital (to Risk Weighted Assets) ..........  $ 5,580       17.13%   $ 2,605       8.00%   $3,256      10.00%
  Tier I Capital (to Risk Weighted Assets) .........  $ 5,171       15.88%   $ 1,303       4.00%   $1,954       6.00%
  Tier I Capital (to Average Assets) ...............  $ 5,171       12.63%   $ 1,638       4.00%   $2,078       5.00%


                                                                                                             TO BE WELL
                                                                                                         CAPITALIZED UNDER
                                                                                    FOR CAPITAL          PROMPT CORRECTIVE
                                                               ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                                       ----------------------   --------------------  ---------------------
                                                        AMOUNT       RATIO       AMOUNT      RATIO      AMOUNT       RATIO
                                                       --------   -----------   --------   ---------   --------  ----------
As of December 31, 1998:
  Total Capital (to Risk Weighted Assets) ..........    $5,257        31.60%     $1,331        8.0%     $1,664        10.0%
  Tier I Capital (to Risk Weighted Assets) .........    $5,049        30.35%     $  665        4.0%     $  998         6.0%
  Tier I Capital (to Average Assets) ...............    $5,049        25.25%     $  800        4.0%     $1,000         5.0%

11. COMMITMENTS AND CONTINGENCIES


     The Bank has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts outstanding do not necessarily represent future cash requirements. Standby letters of credit represent conditional commitments issued by the Bank to assure the performance of a customer to a third party. The unused portion of commitments to extend credit at December 31, 1999 and 1998 was $5,536,642 and $2,583,000, respectively.


     The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Bank uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral, if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral held varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, inventories and accounts receivable. Management does not anticipate any significant losses as a result of these financial instruments.

     In the normal course of its operations, the Bank from time to time is party to various legal proceedings. Based upon information currently available, and after consultation with its counsel, management believes that such legal proceedings, in the aggregate will not have a material adverse effect on the Bank's business, financial position or results of operation.


12. FAIR VALUE OF FINANCIAL INSTRUMENTS


     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                             THE BANK OF ASHEVILLE
                 NOTES TO FINANCIAL STATEMENTS  -- (CONTINUED)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)


                                                                                    DECEMBER 31,
                                                                ----------------------------------------------------
                                                                          1999                        1998
                                                                -------------------------   ------------------------
                                                                 CARRYING      ESTIMATED     CARRYING   ESTIMATED
                                                                  AMOUNT      FAIR VALUE      AMOUNT    FAIR VALUE
                                                                ----------   ------------   ----------   -----------
                                                                     (IN THOUSANDS)              (IN THOUSANDS)
  Assets:
    Cash and cash equivalents ...............................    $ 4,005        $ 4,005      $ 3,546       $ 3,546
    Marketable securities ...................................      2,502          2,502        2,085         2,085
    Federal Home Loan Bank stock ............................         58             58           --            --
    Loans ...................................................     34,461         34,463       14,023        13,840
  Liabilities:
    Demand deposits .........................................     19,142         19,142        8,989         8,989
    Time deposits ...........................................     18,779         18,793        7,458         7,475
  Off-Balance-Sheet -- commitments to extend credit .........         --          5,537           --         2,583

13. EMPLOYEE BENEFIT PLAN


     The Bank sponsors a defined contribution 401(k) plan, which allows those employees who have attained the age of 21 years and worked 1,000 hours to elect to contribute a portion of their salary to the plan in accordance with the provisions and limits set forth in the plan document. The plan was established in March 1999. The Bank makes discretionary matching contributions in an amount determined each plan year to each participant who makes 401(k) savings contributions during the year. The Bank may also make a discretionary profit-sharing contribution for a plan year to those participants employed during the year. The Bank's contribution to the plan was $10,000 for the year ended December 31, 1999.


13. SUBSEQUENT EVENT


     In January 2000, the Bank signed a nonbinding letter of intent to purchase 100% of the voting equity of an insurance agency. The Bank is currently negotiating the terms of the transaction but a definitive agreement has not been reached.

                                  APPENDIX I

            AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE


     THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (this "Agreement"), made and entered into as of February 9, 2000, by and between The Bank of Asheville, a banking corporation organized under the laws of the State of North Carolina and having its principal place of business in the City of Asheville, Buncombe County, North Carolina (the "Bank"), and Weststar Financial Services Corporation, a North Carolina business corporation (the "Holding Company").


                              W I T N E S S E T H


     WHEREAS, the Boards of Directors of the Bank and the Holding Company believe that it is in the best interests of their respective shareholders that the Bank be reorganized into a bank holding company structure pursuant to which the shareholders of the Bank (collectively, the "Shareholders" and individually, a "Shareholder") would receive shares of the common stock of the Holding Company in exchange for their shares of Bank common stock.


     NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Bank and the Holding Company hereby mutually agree to an exchange of shares on the terms and conditions and in the manner and on the basis hereinafter provided:


   1. THE EXCHANGE.


      (a) The name of the corporation whose shares will be acquired is "The Bank of Asheville" and the name of the acquiring corporation is "Weststar Financial Services Corporation"


      (b) At the Effective Time (as defined in Section 2 below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Article 11 of the North Carolina Business Corporation Act, as amended (the "NCBCA"), each share of the $5 par value common stock of the Bank ("Bank Stock") shall be exchanged (the "Exchange") for one (1) share of the $1.00 par value common stock of the Holding Company (all such shares of Holding Company common stock issued to the Shareholders, collectively, the "Shares").


      (c) As soon as possible after the Effective Time, the Holding Company shall furnish to each Shareholder transmittal forms and written instructions with respect to the Exchange. Until shares of the Bank Stock are surrendered for exchange in accordance with this Agreement, each outstanding certificate which, prior to the Effective Time, represented shares of Bank Stock, shall for all purposes evidence only the exchange rights established pursuant to this Agreement or, if applicable, the rights described in Paragraph 3 of this Agreement. The Holding Company may in its discretion elect not to treat any such unsurrendered shares as shares of common stock of the Holding Company for purposes of the payment of dividends or other distributions. If the Holding Company in its discretion so elects, then unless and until any outstanding certificate evidencing Bank Stock shall be so surrendered, no dividends payable to the holders of common stock of the Holding Company shall be paid to the holder of the unsurrendered Bank Stock certificate; provided, however, upon surrender and exchange of each outstanding certificate evidencing Bank Stock for a certificate evidencing outstanding common stock of the Holding Company, there shall be paid to the holder thereof the amount, without interest, of all dividends and other distributions, if any, which theretofore were declared and became payable, but were not paid, with respect to said shares.


      (d) At the Effective Time, all shares of common stock of the Holding Company outstanding immediately prior to the Effective Time shall be redeemed from the holder(s) thereof for the sum of $1.00 per share.

     2. CLOSING; EFFECTIVE TIME. Consummation of the Exchange and the other transactions contemplated by this Agreement shall take place at 10:00 a.m. at the offices of The Bank, 79 Woodfin Place, Buncombe County, Asheville, North Carolina 28801-2426 on April 28, 2000, or at such other time and date as the Holding Company and the Bank shall determine (such specified or other time and date, the "Closing"). The Exchange shall become effective at the time specified in Articles of Share Exchange to be filed with the Secretary of State of North Carolina (the "Effective Time").


     3. RIGHTS OF DISSENTING SHAREHOLDERS. Any Shareholder who has not voted for the Exchange at the meeting of Shareholders called to consider the Exchange, and who has given notice in writing at or prior to such meeting that he or she dissents from the Exchange, and who complies with the provisions of
Part 2 of Article 13 of the North Carolina Business Corporation Act ("NCBCA"), shall be entitled to receive the fair value of the shares held by him or her. Upon the receipt of any notice of a Shareholder's intent to assert dissenters' rights pursuant to the NCBCA, the Bank shall establish an escrow fund (the "Escrow Fund") from which all payments, whether before or after the Effective Time, necessary with respect to the exercise of such dissenters' rights shall be made. The Holding Company shall not directly or indirectly contribute any funds to the Escrow Fund. The Bank shall deposit in the Escrow Fund an amount that it reasonably believes is sufficient to pay fully the claims of all Shareholders asserting dissenters' rights, and shall make additional deposits to the Escrow Fund as it may reasonably determine to be necessary to satisfy such claims. In the event funds remain in the Escrow Fund after all claims for payment pursuant to dissenters' rights have finally expired, terminated, or have been finally satisfied or settled, then any balance remaining in the Escrow Fund shall be returned to the Bank.


     4. LOST, DESTROYED, OR STOLEN CERTIFICATES. Shareholders whose certificates evidencing shares of Bank Stock have been lost, destroyed or stolen shall be entitled to receive certificates evidencing Shares for which such shares of Bank Stock were exchanged pursuant to this Agreement in compliance with the provisions of the Holding Company's bylaws.


     5. OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE TIME. The Bank and the Holding Company shall, as soon as practicable take the following action:


      (a) This Agreement shall be duly submitted to the Shareholders of the Bank and the sole shareholder of the Holding Company for the purpose of considering and acting upon the Exchange in the manner required by law and their respective articles of incorporation and bylaws. The Bank and the Holding Company shall use their best efforts to obtain the requisite approval of their shareholders for the Exchange and the transactions contemplated by this Agreement, and the Bank and the Holding Company shall, through their respective officers, execute and file with the appropriate regulatory authorities, including the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission, such applications, exhibits, documents and papers as shall be necessary or appropriate to secure approval of this Agreement, the Exchange and the other transactions contemplated hereby, as required by applicable statutes, rules and regulations;


      (b) The Holding Company shall use its best efforts to cause the issuance of common stock of the Holding Company made pursuant to this Agreement and the Exchange to be qualified or exempted under the Securities Act of 1933, as amended, and the Blue Sky Laws of each state in which it deems such qualification or exemption to be required;


      (c) Until the Effective Time, neither the Bank nor the Holding Company shall dispose of its assets except in the ordinary and normal course of business.


     6. CONDITIONS PRECEDENT TO THE EXCHANGE. The Exchange shall be subject to the satisfaction of the following conditions:


      (a) Ratification and confirmation of this Agreement by approval of a majority of the Shareholders and by approval of the sole shareholder of the Holding Company as required by law;

      (b) Approvals to the extent required, by the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission to the Exchange and the transactions related thereto;


      (c) Approval, to the extent required, of any other governmental or regulatory authority;


      (d) Receipt of a favorable opinion with respect to the tax consequences of the proposed Exchange from the Bank's counsel; and


      (e) Expiration of any waiting period required by any supervisory authority.


     7. TERMINATION. This Agreement may be terminated prior to the Effective Time for any of the following reasons by written notice by either the Bank or the Holding Company to the other upon authorization by resolution adopted by either Board of Directors:


      (a) Any condition precedent contained in Paragraph 6 has not been fulfilled or waived;


      (b) Any action, suit, proceeding, or claim has been instituted, made or threatened, relating to the proposed Exchange that makes consummation of the Exchange inadvisable in the opinion of the Board of Directors of either the Bank or the Holding Company;


      (c) The Board of Directors of the Bank determines that the holders of a sufficient number of shares of Bank Stock have dissented from the Exchange so that consummation of the Exchange is not in the best interests of the Bank;


      (d) A determination by the Board of Directors of either the Bank or the Holding Company that consummation of the Exchange is inadvisable in the opinion of such Board of Directors.


     8. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby.


     9. EFFECT OF AGREEMENT. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


     10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the date first above written.


                                          WESTSTAR FINANCIAL SERVICES
CORPORATION



                                          By:        /S/ G. GORDON GREENWOOD
                                          -------------------------------------

                                          G. GORDON GREENWOOD, PRESIDENT



ATTEST:



    /S/ RANDALL C. HALL
---------------------------------
    RANDALL C. HALL, SECRETARY



[corporate seal]



                                          THE BANK OF ASHEVILLE



                                          By:         /S/ G. GORDON GREENWOOD
                                          -------------------------------------

                                          G. GORDON GREENWOOD, PRESIDENT



ATTEST:



/S/ RANDALL C. HALL
---------------------------------
RANDALL C. HALL, SECRETARY



[corporate seal]

                                  APPENDIX II


                               DISSENTERS' RIGHTS
          N.C. GEN. STAT. CHAPTER 55, ARTICLE 13 WITH 1997 AMENDMENTS
                       GENERAL STATUTES OF NORTH CAROLINA


CHAPTER 55. NORTH CAROLINA BUSINESS CORPORATION ACT
ARTICLE 13. DISSENTERS' RIGHTS
PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


N.C. GEN. STAT. ss.55-13-01 (1996)


     ss.55-13-01. DEFINITIONS


In this Article:


     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.


     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.


     (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.


     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.


     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.


     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.


     (7) "Shareholder" means the record shareholder or the beneficial shareholder.


N.C. GEN. STAT. ss.55-13-02 (1996)


     ss.55-13-02. RIGHT TO DISSENT


     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:


       (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;


       (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

       (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;


       (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;


       (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.


     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


     (c) Notwithstanding any other provision of this Article, there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:


       (1) The articles of incorporation of the corporation issuing the shares provide otherwise;


       (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:


           a. Cash;


           b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders; or


           c. A combination of cash and shares as set forth in sub-subdivisions
        a. and b. of this subdivision.


N.C. GEN. STAT. ss.55-13-03 (1996)


     ss.55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS


     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:


       (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and


       (2) He does so with respect to all shares of which he is the beneficial shareholder.


N.C. GEN. STAT. ss.55-13-04 (1996)


     ss.55-13-04 THROUGH 55-13-19


     Reserved for future codification purposes.


PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS


N.C. GEN. STAT. ss.55-13-20 (1996)


     ss.55-13-20. NOTICE OF DISSENTERS' RIGHTS


     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.


     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no longer than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in
G.S. 55-13-22.


     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.


     ss.55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT


     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:


       (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and


       (2) Must not vote his shares in favor of the proposed action.


     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.


N.C. GEN. STAT. ss.55-13-22 (1996)


     ss.55-13-22. DISSENTERS' NOTICE


     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:


       (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;


       (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;


       (3) Supply a form for demanding payment;


       (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and


       (5) Be accompanied by a copy of this Article.


N.C. GEN. STAT. ss.55-13-23 (1996)


     ss.55-13-23. DUTY TO DEMAND PAYMENT


     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.


     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.


N.C. GEN. STAT. ss.55-13-24 (1996)


     ss.55-13-24. SHARE RESTRICTIONS


     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.


     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


N.C. GEN. STAT. ss.55-13-25 (1996)


     ss.55-13-25. PAYMENT


     (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.


     (b) The payment shall be accompanied by:


       (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

       (2) An explanation of how the corporation estimated the fair value of the shares;


       (3) An explanation of how the interest was calculated;


       (4) A statement of the dissenters' right to demand payment under G.S. 55-13-28; and


       (5) A copy of this Article.


N.C. GEN. STAT. ss.55-13-26 (1996)


     ss.55-13-26. FAILURE TO TAKE ACTION


     (a) If the corporation does not take the proposed action within 60 days after the date for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.


     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.



N.C. GEN. STAT. ss.55-13-27 (1996)


     ss.55-13-27 RESERVED FOR FUTURE CODIFICATION PURPOSES.


N.C. GEN. STAT. ss.55-13-28 (1996)


     ss.55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM


     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:


       (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;


       (2) The corporation fails to make payment under G.S. 55-13-25; or


       (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.


     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.


N.C. GEN. STAT. ss.55-13-29 (1996)


     ss.55-13-29


     Reserved for future codification purposes.

PART 3. JUDICIAL APPRAISAL OF SHARES


N.C. GEN. STAT. ss.55-13-30 (1996)


     ss.55-13-30. COURT ACTION


     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.


     (a1) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.


     (b) [Reserved for future codification purposes.]


     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.


     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.


     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.


     ss.55-13-31. COURT ACTION


     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.


     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.


       (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or


       (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.


     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.


     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Weststar provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of Weststar, or at the request of Weststar serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of Weststar. Accordingly, Weststar may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.


     Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.


     Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. The Bank of Asheville has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify The Bank of Asheville and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. Weststar may also purchase such a policy.


     As permitted by North Carolina law, Article 5 of Weststar's Articles limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Weststar or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Weststar, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or
(iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Weststar).


ITEM 21. EXHIBITS


     The following documents are filed herewith and made a part of this Registration Statement.



 EXHIBIT NUMBER    DESCRIPTION OF EXHIBIT
----------------   --------------------------------------------------------------------------------
  2.1              Agreement and Plan of Reorganization and Share Exchange dated as of
                   February 9, 2000, by and between The Bank of Asheville and Weststar Financial
                   Services Corporation ("Weststar") included as Appendix I to the Proxy Statement -
                   Prospectus
  3.1              Articles of Incorporation of Weststar
  3.2              Bylaws of Weststar
  4.1              Specimen Common Stock Certificate of Weststar
  5.1              Opinion of Anthony Gaeta, Jr., P.A. regarding the legality of securities being registered
  8.1              Opinion of Anthony Gaeta, Jr., P.A. regarding certain federal income tax consequences of the Holding Company Reorganization
 10.1              Employment Agreement, dated August 1, 1997, between The Bank of Asheville and Howard B. Montgomery, Jr.
 10.2              Employment Agreement, dated March 20, 1998, between The Bank of Asheville and Randall C. Hall.
 10.3              401(k) Savings Plan of The Bank of Asheville
 10.4              Employment Agreement, dated February 9, 2000 between the Bank of Asheville and G. Gordon Greenwood.
 23.1              Consent of Deloitte & Touche LLP (The Bank of Asheville Financial Statements)
 23.3              Consent of Anthony Gaeta, Jr., P.A. (included with Exhibit 5.1 hereto)
 24.1              Power of Attorney
 27.1              Financial Data Schedule
 99.1              Form of Proxy Card (The Bank of Asheville)
 99.2              1999 Annual Report of The Bank of Asheville

ITEM 22. UNDERTAKINGS


     The undersigned registrant hereby undertakes:


       (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:


           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

       (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form and that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and The Bank of Asheville being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheville, State of North Carolina, on February 11, 2000.


                                          WESTSTAR FINANCIAL SERVICES
                                          CORPORATION



                                          By:   /s/ G. GORDON GREENWOOD
                                             ----------------------------------
                                              G. GORDON GREENWOOD
                                             PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 11, 2000 in the capacities indicated.



             SIGNATURE                                    CAPACITY
-----------------------------------   -----------------------------------------------
/s/  G. GORDON GREENWOOD              President and Chief Executive Officer
---------------------------------
G. GORDON GREENWOOD

/s/  RANDALL C. HALL                  Executive Vice President, Secretary, and Chief
---------------------------------
RANDALL C. HALL                       Financial Officer

/s/  WILLIAM E. ANDERSON              Director
---------------------------------
WILLIAM E. ANDERSON

/s/  MAX O. COGBURN, SR.              Chairman of its Board of Directors
---------------------------------
MAX O. COGBURN, SR.

/s/  M. DAVID COGBURN, JR.            Director
---------------------------------
M. DAVID COGBURN, JR.

/s/  DARRYL J. HART                   Director
---------------------------------
DARRYL J. HART

/s/  CAROL L. KING                    Director
---------------------------------
CAROL L. KING

/s/  STEPHEN L. PIGNATIELLO           Director
---------------------------------
STEPHEN L. PIGNATIELLO

/s/  KENT W. SALIBURY                 Director
---------------------------------
KENT W. SALIBURY

/s/  LAURA A. WEBB                    Director
---------------------------------
LAURA A. WEBB

/s/  DAVID N. WILCOX                  Director
---------------------------------
DAVID N. WILCOX


*By:   /s/ G. GORDON GREENWOOD
     -----------------------------------
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX




 EXHIBIT NUMBER    DESCRIPTION OF EXHIBIT
   2.1             Agreement and Plan of Reorganization and Share Exchange dated
                   February 9, 2000
  3.1              Articles of Incorporation
  3.2              Bylaws
  4.1              Specimen stock certificate
  5.1              Opinion of Anthony Gaeta, Jr. P.A. as to the legality
  8.1              Opinion of Anthony Gaeta, Jr. P.A. as to the taxation
 10.1              Employment Agreement with Howard B. Montgomery, Jr. dated August 1,
                     1997
 10.2              Employment Agreement with Randall C. Hall dated March 20, 1998
 10.3              401(k) Savings Plan of The Bank of Asheville
 10.4              Employment Agreement with G. Gordon Greenwood dated February 9,
                     2000.
 23.1              Consent of Deloitte & Touche LLP
 23.3              Consent of Anthony Gaeta Jr. P.A. (included in Exhibit 5.1 hereof)
 24.1              Power of Attorney
 27.1              Financial Data Schedule
 99.1              Form of Proxy Card
 99.2              1999 Annual Report of the Bank of Asheville